Exhibit 2.2

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This Asset Purchase and Contribution Agreement (this “Agreement”) is entered into as of April 1, 2022 by and among (i) Go Fiber LLC, a Utah limited liability company (“Seller”); (ii) Kelly Nyberg, solely in his capacity as representative of the Seller (the “Seller Representative”); and (iii) FIF St. George, LLC, a Delaware limited liability company (the “Purchaser”).

Introduction

The Purchaser desires to purchase and acquire by contribution, and Seller wishes to sell and contribute to Purchaser, substantially all of the properties, business, and assets of Seller used and/or useful in the operation of the Business (as defined herein), constituting substantially all of Seller’s assets, and Purchaser desires to assume from Seller, and Seller desires to assign to Purchaser, certain liabilities and obligations of Seller with respect to the operation of its Business, in each case for the consideration and in accordance with the terms and subject to the conditions of this Agreement. The purchase of Seller’s assets, the contribution by Seller to Purchaser of certain of the Seller’s assets, the assumption by Purchaser of certain of Seller’s liabilities and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions”.

Certain capitalized terms used in this Agreement are defined in Schedule I attached hereto and incorporated by reference herein (“Schedule I”).

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE TRANSACTIONS; CLOSING

1.1    Purchase, Sale and Contribution of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing the Purchaser shall purchase from the Seller and, also acquire by contribution from the Seller, and Seller shall sell, convey, transfer, assign, deliver and contribute to the Purchaser, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind (collectively, “Liens”) other than Permitted Liens, all of Seller’s assets and properties of every kind (the “Acquired Assets”), including without limitation the following:

(a)    all accounts receivable, non-affiliate trade receivables, non-affiliate notes receivables, commissions, and other receivables and rights to payment of Seller;

(b)    all tangible personal property, including without limitation all cell towers, fiber optic and other cables, equipment, machinery, IT Assets, leasehold improvements, fixtures and other improvements on real estate, furniture and office equipment, and vehicles provided that except as set forth on Schedule 1.1(b) of the Disclosure Schedule, the parties agree that all tangible property being sold is located in Utah or is being delivered at the Closing to Purchaser in Utah;

(c)    all inventories, wherever located, including without limitation all finished goods, work in process, raw materials, processing materials, purchased parts, spare parts. supplies and all other materials and supplies to be used or consumed by Seller in the production of finished goods (“Inventory”);

(d)    all Contracts and associated rights of Seller, including those set forth on Schedule 1.1(d) of the Disclosure Schedule (the “Assigned Contracts”);

(e)    all Leased Real Property;

(f)    all Business Intellectual Property, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions;

(g)    all rights under all Contracts, agreements, leases, licenses, permits, authorizations, franchises and certifications;

(h)    all sale orders, customer orders, open bids, warranties, indemnities, prepaid expenses, deposits, retentions and refunds;

(i)    originals or duplicate copies of all Seller data and information (whether in paper or electronic format or any other medium) including all books and records, ledgers, files, documents, financial, Tax and accounting records, machinery and equipment maintenance files, technical data, financial, accounting and operating data, payroll and personnel records, marketing, sales and promotional data (including pricing history, total sales, terms and conditions of sale, sale and pricing policies and practices), advertising materials, credit information, cost and pricing information, customer, supplier and service provider lists, customer purchasing histories, business plans, projections, reference catalogs, quality control records and procedures, customer complaints and inquiry files, correspondence with any Governmental Authority, operation manuals and procedures, architectural plans, drawings, specifications, creative materials, and all other similar property, rights and information used and/or useful in the operation of the Business;

(j)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

(k)    all FCC Licenses and all other Transferred Communications Licenses;

(l)    all claims, causes of action and rights of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, or absolute or contingent;

(m)     rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 1.1(m) of the Disclosure Schedule to the extent included in the final calculation of the Net Working Capital;

(n)    all of Seller's rights under warranties, indemnities, and all similar rights against third parties to the extent related to the Acquired Assets; and

(o)    all goodwill associated with Seller, the Business and/or the Acquired Assets.

1.2    Excluded Assets. The Acquired Assets shall exclude, however, the following assets of the Seller (collectively, the “Excluded Assets”):

(a)    all cash and cash equivalents;

(b)    Seller’s rights under this Agreement or any other agreement, document or instrument entered into by Seller pursuant to this Agreement;

(c)    any notes receivable or trade receivables from any affiliated parties, including, without limitation, trade receivables from Infowest, Inc.;

(d)    the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Seller;

(e)    all Owned Real Property; and

(f)    those assets, rights or properties of Seller expressly set forth on Schedule 1.2 attached hereto.

1.3    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall assume only the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(a)    all obligations of Seller for future performance after the Closing Date under all Contracts listed on Schedule 1.1(d) of the Disclosure Schedule (it being understood that the Purchaser is not assuming and shall not be liable for any liabilities or obligations under such Contracts to the extent the same should have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any breach or default by Seller or any of its Affiliates prior to or as of the Closing Date);

(b)    all liabilities included in the final calculation of the Net Working Capital;

(c)    any unjust enrichment penalties due pursuant to 47 C.F.R. § 1.2111(b) as a condition for approval of the Transactions by the FCC;

(d)    all expenses, obligations and liabilities of Purchaser arising from, relating to or associated with the Purchaser’s operation of the Business and ownership of the Acquired Assets after the Closing; and

(e)    all liabilities and obligations identified on Schedule 1.3.

Purchaser shall not assume or be liable for any liabilities or obligations of Seller arising at or prior to the Closing unless identified herein or in Schedule 1.3 of the Disclosure Schedule.

1.4    Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or in any way be responsible for any other obligations or liabilities of Seller. Without limiting the generality of the foregoing, the Assumed Liabilities will not include:

(a)    all expenses, obligations and liabilities of Seller arising from, relating to or associated with the operation of the Business through the Closing (whether or not payable before, at or after the Closing);

(b)    except to the extent set forth in Section 1.10, any liability for (i) Taxes, including (i) Taxes arising as a result of Seller’s operation of its business or ownership of the Acquired Assets prior to the Closing, (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement, and (iii) any employment Taxes paid or to be paid by Seller that relate to periods on or prior to the Closing Date;

(c)    any liability under any Contract that is not an Assigned Contract including any liability arising out of or relating to Seller’s credit facilities, any security interest related thereto, or any warranty claim;

(d)    any liability relating to Benefit Plans;

(e)    any obligation of Seller under this Agreement or any other agreement, document or instrument entered into by Seller pursuant to this Agreement, including any liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement and any liability of Seller for any bonuses, commissions, or incentive payments paid or payable to any Person by reason of the consummation of the transactions contemplated hereby;

(f)    the Seller Expenses;

(g)    any Indebtedness not otherwise an Assumed Liability;

(h)    any liability arising out of any action, arbitration, claim, proceeding or litigation of any nature (whether or not disclosed and regardless of the date on which such action, arbitration, claim, proceeding or litigation is commenced) against Seller (including those pending as of Closing), or relating to the pre-Closing operation of the Business, even if commenced after Closing;

(i)    any Environmental Liability;

(j)    any liability to the extent arising out of Seller’s noncompliance with any Law, Order of any Governmental Authority or Legal Requirement prior to the Closing Date;

(k)    any liability to the extent arising out of the failure of Seller to comply with any agreement, Contract, lease, license or other commitment prior to the Closing Date;

(l)    any liability for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any employee arising in connection with the transactions contemplated hereby), benefits, severance or other accrued obligations (i) associated with any current or former employee, consultant, director or other service provider of Seller or any Affiliate of Seller who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) with respect to any Transferred Employee, arising solely in connection with his or her service to Seller or any Affiliate of Seller prior to the date hereof;

(m)    any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to current or former employees, consultants, directors or other service providers (including any service providers), in any case, with respect to (i) any individual who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) any Transferred Employee, arising solely in connection with his or her service to Seller or any Affiliate of the Seller prior to the Closing;

(n)    any liability of Seller based upon Seller’s acts or omissions occurring after the Closing;

(o)    any liability to distribute to or otherwise apply to any of Seller's stockholders all or any part of the consideration received hereunder;

(p)    any liability relating to or arising out of a Data Security Incident or commencing prior to the Closing, regardless of whether the Data Security Incident is discovered prior to the Closing and regardless of whether the Data Security Incident is ongoing after the Closing; and

(q)    any liabilities relating to or arising out of the Excluded Assets.

Liabilities of Seller that are not Assumed Liabilities are herein referred to collectively as the “Excluded Liabilities”. Seller will maintain sole responsibility of, and solely shall retain, pay, perform, and discharge, all Excluded Liabilities of Seller when due.

1.5    General.

(a)    Pre-Closing Deliveries. At least two (2) business days prior to the Closing, Seller will furnish to Purchaser a certificate signed by the chief financial or accounting officer of Seller (the “Estimated Closing Purchase Price Certificate”), setting forth Seller’s: (A) good faith estimate of Net Working Capital (“Estimated Working Capital”), and (B) a good faith estimated calculation of the Acquisition Consideration and the Closing Purchase Price based thereon. The Estimated Closing Purchase Price Certificate will provide reasonable detail and supporting documentation with respect to the manner of its determination of the amounts thereof. Without limiting any of the Purchaser’s other rights or remedies hereunder, by no later than one (1) business day prior to the Closing Date, the Purchaser may propose any revisions to the calculations set forth in the Estimated Closing Purchase Price Certificate, which Seller shall consider in good faith, and to the extent Seller agrees to any such revisions, the Estimated Closing Purchase Price Certificate shall be promptly modified to reflect such revisions.

(b)    Seller Deliveries at Closing. At the Closing, Seller shall deliver to Purchaser, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)    Escrow Agreement. The Escrow Agreement in form and substance attached hereto as Exhibit A, duly executed by Acquiom Clearinghouse LLC, as escrow agent (the “Escrow Agent”) and the Seller Representative (the “Escrow Agreement”).

(ii)    Bill of Sale. A bill of sale for all of the Acquired Assets that are tangible personal property in the form set forth in Exhibit B (the “Bill of Sale”), duly executed by Seller.

(iii)    Assignment and Assumption Agreement. An assignment of all of the Acquired Assets that are intangible personal property in the form set forth in Exhibit C, which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller.

(iv)    Intellectual Property Assignment. An assignment of all Intellectual Property Assets substantially in the form set forth in Exhibit D (the “Intellectual Property Assignment Agreement”), duly executed by Seller.

(v)    Release of Liens; Permits. documentation satisfactory to Purchaser in its sole discretion evidencing the release, or authorizing the release, of any Liens existing as of the Closing Date on any of the Acquired Assets except with regard to any Assumed Liabilities as expressly approved by Purchaser.

(vi)    Officer’s Certificate. A certificate executed by an officer of Seller certifying the accuracy of its representations and warranties as of the date hereof and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing.

(vii)    Manager’s Certificate. A certificate of a Manager of Seller certifying, as complete and accurate as of the Closing, attached copies of the articles of organization and operating agreement or other applicable governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s managers and all members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby.

(c)    Purchaser Deliveries and Payments at Closing. At the Closing, the Purchaser shall take the following actions:

(i)    Rollover Units. Purchaser shall issue the Rollover Units to Seller and will also pay or cause to be paid the remainder of the Estimated Closing Purchase Price by wire transfer of immediately available funds to the account(s) designated for each such disbursement in writing to the Purchaser.

(ii)    Closing Payments. Purchaser shall pay or cause to be paid the remainder of Estimated Closing Purchase Price by wire transfer of immediately available funds to the account(s) designated for each disbursement in writing to the Purchaser:

A.    to the Escrow Agent, an amount equal to the Escrow Amount;

B.    to the Seller the balance of the Estimated Closing Purchase Price as reduced by the Escrow Amount and the AWI Spectrum Purchase Share.

(iii)    Purchaser shall deliver the Escrow Agreement, duly executed on behalf of Purchaser.

(iv)    Purchaser shall deliver the Bill of Sale, duly executed on behalf of the Purchaser.

(v)    Purchaser shall deliver the Assignment and Assumption Agreement, duly executed on behalf of the Purchaser.

(vi)    Purchaser shall deliver the Intellectual Property Assignment Agreement, duly executed on behalf of the Purchaser.

(vii)    Purchaser shall deliver a certificate executed by an officer of Purchaser certifying the accuracy of its representations and warranties as of the date hereof and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing.

(viii)    Purchaser shall deliver a certificate of the Secretary of Purchaser certifying, as complete and accurate as of the Closing, attached copies of the certificate of formation and limited liability company agreement of Purchaser, and a certificate of existence from the State of Utah evidencing registration to do business in Utah as a foreign limited liability company, certifying and attaching all requisite resolutions or actions of Purchaser’s managers and members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the managers and any other officers of Purchaser executing this Agreement and any other document relating to the transactions contemplated hereby.

1.6    Closing. The consummation of the Transactions shall take place at a closing (the “Closing”) to be conducted remotely via electronic exchange of documents and signature pages on the first date that the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived, as applicable (the “Closing Date”).

1.7    Determination of Closing Purchase Price.

(a)    Initial Determination. Within sixty (60) days after the Closing Date, the Purchaser will deliver to the Seller Representative a certificate (the “Closing Purchase Price Certificate”), executed by the Purchaser, setting forth the Purchaser’s calculation of (i) the Net Working Capital, including all data and information Seller may reasonably require to evaluate such determination and (ii) the Acquisition Consideration and the Closing Purchase Price based thereon.

(b)    Seller Representative’s Right to Dispute. During the sixty (60) days immediately following delivery of the Closing Purchase Price Certificate, the Seller Representative shall be entitled to review the Closing Purchase Price Certificate and any working papers, financial records, trial balances and similar materials relating to the Closing Purchase Price Certificate prepared by the Purchaser or by Persons retained by it. If the Seller Representative delivers written notice (the “Dispute Notice”) to the Purchaser within sixty (60) days after the date of delivery of the Closing Purchase Price Certificate stating that the Seller Representative objects to the calculation of Net Working Capital and the Closing Purchase Price in the Closing Purchase Price Certificate, specifying the basis for such objection in reasonable detail, and setting forth the Seller Representative’s proposed calculation of Net Working Capital, the Acquisition Consideration and the Closing Purchase Price based thereon, the Seller Representative and the Purchaser will negotiate in good faith to resolve and finally determine and agree upon the Acquisition Consideration and the Closing Purchase Price as promptly as practicable. If the Seller Representative does not deliver the Dispute Notice to the Purchaser within sixty (60) days after the date of delivery of the Closing Purchase Price Certificate, the calculation of the Acquisition Consideration and the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(c)    Arbitration of Disputes. Any disputed items resolved in writing between Buyer and Seller within thirty (30) days after delivery of the Dispute Notice shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Dispute Notice, the Closing Purchase Price Certificate (including the calculation of the Closing Net Working Capital) so determined shall be final and binding on the Parties for all purposes hereunder. If the Seller Representative and the Purchaser are unable to agree upon such calculation within thirty (30) days after delivery of the Dispute Notice, the Seller Representative and the Purchaser will select an independent, nationally recognized accounting firm (the “Independent Accounting Firm”) to resolve the dispute. The Independent Accounting Firm shall be given full and complete access to the books, records, workpapers and personnel of the Seller and may consider, and have authority to resolve, any issue it determines necessary to determine the Net Working Capital consistent with the definitions used in this Agreement. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties. The determination of the Independent Accounting Firm will be made within forty-five (45) days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the Independent Accounting Firm will be allocated to the losing party as determined by the Independent Accounting Firm.

(d)    Payment.

(i)    Adjustment Payment to Seller. If the final Net Working Capital exceeds the Estimated Working Capital (the amount of such excess, the “Adjustment Payment to the Seller”), (A) the parties will promptly execute and deliver to the Escrow Agent appropriate joint written instructions providing for the release to Seller of the Special Escrow Funds and (B) if the Special Escrow Funds are insufficient to pay the entire Adjustment Payment to Seller, the Purchaser will pay to Seller, by wire transfer of immediately available funds to the accounts of Seller as designated in writing by the Seller Representative, an amount that is equal to such excess.

(ii)    Adjustment Payment to Purchaser. If the Estimated Working Capital exceeds the final Net Working Capital (the amount of such excess, the “Adjustment Payment to the Purchaser”), (A) the parties will promptly execute and deliver to the Escrow Agent appropriate joint written instructions providing for the release to the Purchaser of Special Escrow Funds in an amount equal to the Adjustment Payment to the Purchaser and the release to Seller of the remaining Special Escrow Funds (if any) and (B) if the Special Escrow Funds are insufficient to pay the entire Adjustment Payment to the Purchaser, Seller will pay to the Purchaser, by wire transfer of immediately available funds to such account as the Purchaser may designate in advance to the Seller Representative, an amount that is equal to such deficiency.

(iii)    Payment Deadline. All payments required by this Section 1.7(d) will be due and payable on the third (3rd) business day following the date of determination of the final amount of the Acquisition Consideration.

(e)    For Clarity. For the avoidance of doubt, any adjustments to the Acquisition Consideration and the Closing Purchase Price pursuant to this Section 1.7 shall not affect or otherwise modify the determination of the Rollover Amount or the number of Rollover Units determined at Closing and shall in no event require the issuance of any additional Rollover Units to, or the forfeiture of any previously issued Rollover Units by, Seller.

(f)    No Impairment of Other Rights. The final determination of the Acquisition Consideration and the Closing Purchase Price under this Section 1.7 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

1.8    Tax Treatment and Allocation of Purchase Price. The parties agree to treat the Transactions for U.S. federal income tax purposes as (i) a taxable sale by the Seller of the appropriate portion of the Acquired Assets and the appropriate portion of the Assumed Liabilities (and any other amounts treated as taxable sales consideration for applicable income Tax purposes) to the tax-regarded owner of the Purchaser in exchange for cash; and (ii) a contribution by the tax-regarded owner of the Purchaser of the appropriate portion of the Acquired Assets and the appropriate portion of the Assumed Liabilities (acquired pursuant to the foregoing clause) to the Purchaser in exchange for equity interests in the Purchaser, together with a contribution by Seller of the remaining Acquired Assets and remaining Assumed Liabilities to Purchaser in exchange for the Rollover Units, with such contributions collectively in formation of the Purchaser as a new tax partnership under Code Section 721. The Tax Allocation shall be binding on the parties and the parties agree to report, act and file Tax Returns for U.S. federal income tax purposes and all other Tax purposes consistent with such treatment, the Tax Allocation and this Agreement, and that none of them will take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any Tax litigation, submission to any taxing authority or otherwise, except pursuant to a final determination (within the meaning of Code Section 1313, or any analogous provision of applicable state, local or foreign law) by a taxing authority or pursuant to a good faith resolution of a proceeding or legal action by a Governmental Entity. If any Governmental Entity disputes the allocation contained in the final Tax Allocation, the party receiving notice thereof shall make commercially reasonable efforts to promptly notify and consult with the other parties concerning such dispute. The total amount of the Closing Purchase Price and the Assumed Liabilities (and any other amounts treated as taxable sales consideration for applicable income Tax purposes) shall be allocated among the assets of the Seller for Tax purposes in a manner consistent with the Tax Allocation. The parties agree that the Tax Allocation will be arrived at by arm’s length negotiation and in the judgment of the parties will properly reflect the fair market value of such assets. It is agreed that the allocations under this Section 1.8 will be binding on all parties for federal, state, local and other Tax purposes and will be consistently reflected by each party on such party’s Tax Returns. An election pursuant to Section 754 of the Code will be effected on any applicable Tax Returns filed on or after the Closing Date with respect to the Seller.

1.9    Use of Names. The Seller acknowledges and agrees that the names set forth on Schedule 1.9 to this Agreement and any abbreviations or derivations thereof constitute part of the Acquired Assets and shall refrain from using any such names, abbreviations or derivations after the Closing, except by references thereto in each case preceded by “f/k/a” (or comparable indication) for purposes of any Tax Returns, insurance or banking matters following the Closing. Within ten (10) business days after the Closing, Seller shall change its legal name to a name that is not confusingly similar to any of such names.

1.10    Transfer Taxes and Fees. All transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement shall be remitted to the applicable taxing authority on or before the due date by the party to this Agreement that, under applicable law, is responsible for remitting such proceeds to the applicable taxing authority. Without limiting the foregoing, any such transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% collectively by Seller and 50% by Purchaser. The party to this Agreement that, under applicable law, is responsible for filing the necessary Tax Returns and other documentation with respect to all such transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) will be responsible under this Agreement for doing so, and, if required by applicable law, the other parties will join in the execution of any such Tax Returns and other documentation and otherwise use commercially reasonable efforts to assist in the computation or payment of such Taxes and other fees. Any transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) described in this Section as being the obligation of Seller shall be considered Excluded Liabilities.

1.11    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser (and its designee) and Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the Closing Purchase Price or any other payment made by Purchaser (or on behalf of it) under or in connection with this Agreement such amounts as is required to be deducted and withheld under Law, and any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

Seller represents and warrants to the Purchaser as to itself that except as set forth in the Disclosure Schedule each of the statements contained in this ARTICLE 2 is true and correct as of the date hereof and as of the Closing:

2.1    Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by the Seller to be conducted.

2.2    Foreign Qualifications. Seller is duly qualified and authorized to do business and is in good standing in each of the respective jurisdictions listed for such entity on Schedule 2.2 of the Disclosure Schedule. Seller is not required to qualify to do business as a foreign entity in any jurisdiction in which such entity is not so qualified, except where the failure to so qualify would not have a material adverse effect on the Acquired Assets or the Business.

2.3    Due Authorization; Required Consents; No-Conflict.

(a)    Seller has full corporate power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of Seller contemplated hereby.

(b)    Except for the FCC Consent or as specified on Schedule 2.3 of the Disclosure Schedule, no consent, approval or authorization of or declaration or filing with or waiver from any Governmental Entity or other Person is required on the part of Seller for or in connection with Seller’s execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby (the “Required Consents”).

(c)    Subject to obtaining the Required Consents specified on Schedule 2.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, Contract, instrument, charter, by-laws, organizational document, license, permit, authorization, franchise or certification to which Seller is a party or by which Seller is bound.

2.4    Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which Seller is a party shall be when executed and delivered by Seller, the valid and binding obligations of Seller enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.5    Capitalization. The authorized and outstanding equity securities of Seller is as set forth on Schedule 2.5 of the Disclosure Schedule. Such securities constitute all of issued and outstanding securities of Seller, are owned beneficially and of record by the equityholders in the respective amounts set forth on Schedule 2.5 of the Disclosure Schedule, and are duly authorized and validly issued. The offer, issuance and sale of all of Seller’s outstanding securities were made in compliance with all applicable securities laws and preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate Seller to issue any securities. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Seller. Except as set forth on Schedule 2.5 of the Disclosure Schedule, there are no agreements, written or oral, relating to the securities of Seller including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof. Except as set forth on Schedule 2.5 of the Disclosure Schedule, Seller is not subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its securities. Except as set forth on Schedule 2.5 of the Disclosure Schedule, no Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of such securities, or with respect to any future offer, sale or issuance of securities by Seller.

2.6    Financial Statements. Seller has delivered to the Purchaser true and complete copies of (i) the unaudited combined balance sheets and income statements as of and for the period ended October 31, 2021 (the “Balance Sheet Date”) of Seller (the “Interim Financial Statements”) and (ii) the unaudited combined balance sheets and income statements of Seller as of and for the fiscal years ended December 31, 2020, and December 31, 2019. The financial statements referred to in clauses (i)-(ii) above, together with any additional financial statements delivered to the Purchaser pursuant to Section 4.4, are collectively referred to herein as the “Financial Statements”. Except as set forth on Schedule 2.6, the Financial Statements are complete, accurate, true and correct in all material respects, have been prepared on a consistent basis and present fairly the financial position and operating results of Seller as of the dates, and during such periods indicated therein. Except as set forth on Schedule 2.6 of the Disclosure Schedule, none of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

2.7    No Undisclosed Liabilities. The Seller has no liabilities (whether known or unknown, whether absolute, accrued or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Financial Statements; (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business; and (c) Seller Expenses.

2.8    No Material Adverse Changes. Since the Balance Sheet Date, (a) Seller has operated only in the Ordinary Course of Business (including the collection of receivables and the payment of payables and capital expenditures), (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a material adverse effect on the Acquired Assets or the affairs, assets, condition (financial or otherwise), prospects or results of operations of the Business, and (c) Seller has not (i) changed its operations in any material respect; (ii) disposed of, acquired, licensed, or failed to renew any licenses, authorizations, assets or properties; (iii) made any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant, including under any Benefit Plan, or paid any special or extraordinary bonus to any officer, director, manager or employee; (iv) made or effected any dividend, distribution, redemption, repurchase or similar transaction involving its securities; (v) made any change in its accounting practices or procedures; (vi) changed its customer pricing, rebates or discounts, other than in the Ordinary Course of Business; or (vii) canceled or waived any rights with a value in excess of $20,000.00, or settled any claim with a value in excess of $10,000.00.

2.9    Material Contracts. Schedule 2.9 of the Disclosure Schedule sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following Contracts, agreements and arrangements with respect to the Seller:

(a)    Contracts with respect to which Seller has any liability or obligation involving more than $15,000.00, contingent or otherwise;

(b)    Contracts with respect to which Seller expects to receive payments, or incur costs or services, of more than $15,000.00 in any twelve-month period;

(c)    Contracts that may extend for a term of more than one year after the Closing other than any vendor agreement entered into the Ordinary Course of Business that are not otherwise required to be disclosed on Schedule 2.9 of the Disclosure Schedule;

(d)    all agreements with Suppliers with respect to which Seller has any liability or obligation involving more than $15,000.00 and that is not terminable by Seller on thirty (30) days or less prior written notice without material liability, penalty or premium;

(e)    Contracts under which the amount payable by Seller is dependent on the revenue, income or other similar measure of Seller or any other Person;

(f)    distribution, marketing, reseller, partner, sales, agency, independent sales agency and referral contracts;

(g)    Contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(h)    Contracts and other arrangements of Seller with any officer, director, manager, stockholder, equity holder, or Affiliate of Seller;

(i)    Contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation, no-hire, right of first refusal, or “most favored nation” provisions;

(j)    Contracts or other arrangements which require the Seller to deliver services on a “fixed fee” or “not to exceed” basis;

(k)    employment, severance, consulting, deferred compensation and similar agreements;

(l)    Contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by Seller;

(m)    Contracts with Governmental Entities, including but not limited to any franchise agreement, license agreement, or right of way use agreement;

(n)    strategic alliance, co-marketing, joint development or similar agreements;

(o)    all collective bargaining agreements or Contracts with any union;

(p)    powers of attorney;

(q)    agreements, Contracts, instruments, commitments, plans or other arrangements of Seller outside of the Ordinary Course of Business;

(r)    agreements, licenses, permits, registrations, or other approvals with any Governmental Entity;

(s)    any agreements with any Governmental Entity or non-governmental entity that owns or controls any utility poles, conduits, or rights-of-way governing Seller’s attachment or installation of fiber optic lines, coaxial cables, or any other Seller owned or controlled facilities or equipment to such entity’s poles or conduits (“Pole Attachment Agreements”); and

(t)    other agreements or Contracts which are material to the Business, the Acquired Assets, or the Seller, or which a reasonable purchaser would consider important in deciding whether or not to acquire the Acquired Assets to the extent not already listed and disclosed pursuant to the items set forth above.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases, FCC Licenses, and all IP Licenses are sometimes collectively referred to herein as “Material Contracts”. The Seller has furnished to the Purchaser true, complete, and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Seller and the other parties thereto. Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by Seller or, to the knowledge of the Seller, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. To the knowledge of the Seller, none of the parties to any Material Contract have informed Seller that it will not fulfill its obligations thereunder in all material respects. There are no pending renegotiations of any Material Contract and to the knowledge of the Seller, no party to a Material Contract intends to terminate, accelerate, cancel or materially change the terms of any Material Contract.

2.10    Real Property.

(a)    Schedule 2.10(a) of the Disclosure Schedule sets forth a true and complete list of all real property owned by Seller that is used in or necessary for the operation of the Business as currently conducted (the “Owned Real Property”), including with respect to each property, the address, location and use. With respect to each parcel of Real Property: (i) the Seller has good and valid fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) the Seller is in possession of each parcel of Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangement pursuant to which any third party is granted the right to use any Owned Real Property, other than as set forth on Schedule 2.10(a) of the Disclosure Schedule; (iii) there are no outstanding options or rights of first offer or right of first refusal in favor of any third party to purchase any Owned Real Property or any portion thereof or interest therein; and (iv) there are no condemnation or eminent domain proceedings with respect to any Owned Real Property.

(b)    Schedule 2.10(b) of the Disclosure Schedule sets forth each interest in real property leased by Seller (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”, collectively with the Owned Real Property, the “Real Property”) and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, or any other arrangement under which such property is leased (the “Real Estate Leases”). Seller has delivered to Purchaser a true and complete copy of each Real Estate Lease. Each of the Real Estate Leases is valid, binding, enforceable and in full force and effect, and the Seller enjoys peaceful, quiet and undisturbed possession of the Leased Real Property. Seller is not in breach or default under any of the Real Estate Leases, and no event has occurred, or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller, as applicable, has paid all rent due and payable under each of the Real Estate Leases. The Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Estate Leases and, to the knowledge of the Seller, no other party is in default thereof, and no party to any of the Real Estate Leases has exercised any termination rights with respect thereto. Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Seller has not pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property. The Leased Real Property is adequate for the needs of the Business as currently conducted. None of the buildings, plant or structures on any Leased Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. There is no pending or, to the knowledge of the Seller, threatened condemnation, eminent domain or similar proceeding with respect to any Leased Real Property.

(c)    The Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated and as required to satisfy the needs of the Business. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty which has not been fully restored.

2.11    Personal Property and Sufficiency of Assets. Seller has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business, free and clear of all Liens, other than Permitted Liens. At the Closing, the Purchaser will acquire from Seller good title to or a valid leasehold or license interest in the Acquired Assets, free and clear of all Liens, other than Permitted Liens. The Acquired Assets include all assets and properties currently used in the conduct of the Business and are adequate for the needs of the Business as currently conducted. As used herein, “Permitted Lien” means (a) the Liens listed on Schedule 2.11 of the Disclosure Schedule, (b) statutory Liens for current taxes or assessments not yet due and payable and (c) such other Liens, imperfections in title and easements of record, if any, which do not detract, individually or in the aggregate, from the value of or interfere with the present or proposed use by the Business of the property subject thereto or affected thereby and which do not render title to the property subject thereto uninsurable or unmarketable.

2.12    Intellectual Property.

(a)    Schedule 2.12(a) of the Disclosure Schedule contains a complete and accurate list of: (i) all Business Intellectual Property owned by the Seller included in clauses (i) – (iii) and (vi) of the definition of Intellectual Property that has been registered or for which an application for registration has been filed, (ii) each internet domain name registered in the name of Seller, and (iii) each item of Business Software owned by Seller (including mobile apps). Seller is the sole and exclusive owner of the Business Intellectual Property purported to be owned by Seller.

(b)    Schedule 2.12(b) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted by Seller to any Person with respect to any Intellectual Property (excluding non-exclusive licenses granted in the Ordinary Course of Business to Seller’s Customers) and (ii) all licenses and other rights granted by any Person to Seller with respect to any Business Intellectual Property (excluding so-called “off-the-shelf” and “shrink wrap” software licensed to Seller in the Ordinary Course of Business available for an annual or one time license fee of less than $10,000, in each case identifying the Persons to whom and from whom each such license is granted and whether or not each such license is exclusive or non-exclusive (collectively for clauses (i) and (ii), the “IP Licenses”). Seller is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Business Intellectual Property, other than payments in the Ordinary Course of Business for so-called “off-the-shelf” or “shrink wrap” software available for an annual or one time license fee of less than $10,000. For any third-party license incorporated into the Business’s products or services, (A) Seller has complied with all of its obligations under such third party license and (B) the third party software is easily replaceable without material expense.

(c)    Seller collectively owns or possesses sufficient legal rights to use all Intellectual Property necessary for or currently used in the Business. Seller has not violated or infringed and Purchaser, by conducting the Business in the manner presently conducted by the Seller, will not violate or infringe any Intellectual Property of any other Person. Seller has not received any notice or communication (including any “invitation to license” letter) from any Person claiming any violation or infringement of another Person’s Intellectual Property rights. To the knowledge of the Seller, there has been no violation or infringement by any Person of any Business Intellectual Property or IP License.

(d)    Each item of registered Business Intellectual Property owned by Seller is valid and subsisting; all necessary registration, maintenance and renewal fees in connection with such Business Intellectual Property have been paid; and all necessary documents and certificates in connection with such Business Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Intellectual Property. To the knowledge of the Seller, there is no threatened or reasonably foreseeable loss or expiration of any such Business Intellectual Property assuming that renewal filings due in the ordinary course are made after Closing and there are no actions that must be taken by Seller within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing with any Governmental Entity of any responses, office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Business Intellectual Property. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Business Intellectual Property and registered domain names of the Seller have been validly executed, delivered, and filed with the relevant governmental authorities and authorized registrars.

(e)    The Seller has taken commercially reasonable steps in light of the nature of Seller’s Business to protect their rights in, and the confidentiality of, the Business Intellectual Property (including trade secrets) belonging to the Seller or provided by any other Person to the Seller.

(f)    No third party has claimed or, to the knowledge of the Seller, has reason to claim that any person employed by or affiliated with Seller has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition, non-disclosure or similar agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its employees. To the knowledge of the Seller, no person employed by or affiliated with Seller has employed or proposes to employ any trade secret or any information or documentation proprietary to any other Person in connection with the Business.

(g)    Seller’s rights in and to its respective Intellectual Property are free and clear of all Liens.

(h)    The Seller has not provided and is not obligated to provide the source code for any of the Business Software to any other Person. The Seller has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of the Business Software to create such source code.

(i)    The Business Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus, malware, trojan horse, worm or other undocumented contaminant (a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise disrupt, disable or damage Business Software (or systems which interact or interoperate with such Business Software) or that may result in damage to any of the foregoing. The Seller has implemented commercially reasonable procedures (based on standard industry practices) to ensure that the information technology systems utilized by the Seller in the operation of the Business are free from Disabling Codes and Contaminants.

(j)    None of the software owned by the Seller, and none of the software licensed to Seller, incorporates, is combined with or distributed with any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other licensing regime, in each case that would require Seller to (i) disclose or distribute its own source code, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Business Intellectual Property owned by or exclusively licensed to Seller or (iv) distribute its software at no charge or minimal charge.

(k)    The Seller solely and exclusively owns the Customer Database. The Customer Database is accessible and usable in all material respects by the Seller for the purposes for which it is used in the Ordinary Course of Business. Except as would not reasonably be expected to be material to the Business or the Seller, (i) the execution, delivery and performance of this Agreement or any other Transaction Agreement shall not adversely affect Seller’s ownership or right to use the Customer Database, and upon the Closing, the Purchaser will own and have the right to use the Customer Database on the same terms and conditions as the Seller enjoyed immediately prior to the Closing and (ii) no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the Customer Database.

2.13    IT Assets. To the knowledge of the Seller, all IT Assets used in the Business are in good working condition and are sufficient for the operation of the Business as currently conducted. To the knowledge of Seller, no material part of the IT Assets used in the Business is in need of replacement or upgrade to avoid any diminution of the business. To the knowledge of Seller, no action (including the payment of any increased sum) will be necessary in order to enable the IT Assets to continue to be used in the Business immediately after the Closing to, in all material respects, the same extent and in the same manner as they have been used as of immediately prior to the Closing. To the knowledge of Seller, the IT Assets used to conduct the Business to, among other things, provide products and services to customers, including all computer hardware, software, firmware, and telecommunications systems used in connection with the conduct of such business, as applicable, are free from material defects or programming errors. The Seller has provided for the recovery and security of all business data that is material to the conduct of the Business, as well as of its material management information systems, in a commercially reasonable manner in accordance with normal industry practices.

2.14    Accounts Receivable. All of the accounts receivable of the Seller are valid and enforceable claims, subject to no set off or counterclaim, and will be collected in the Ordinary Course of Business, subject to customary allowances recorded on the most recent Financial Statements for bad debts. All accounts receivable of the Seller arose out of bona fide transactions in the Ordinary Course of Business.

2.15    Customer Claims. Since January 1, 2019, there have been no material claims against Seller alleging any defects in its services or products or alleging any failure of the products or services of Seller to meet applicable specifications, design documentation, warranties, Contracts or commitments that resulted in a refund or credit to customers in the aggregate amount of $10,000 or more in any calendar year. The products and services of the Seller have been performed in all material respects in accordance with all applicable specifications, design documentation, warranties, Contracts and commitments. All fees and other payments paid to Seller by customers are non-refundable and not subject to any rebate, penalty, offset or counterclaim except as required by Legal Requirements.

2.16    Customers and Suppliers.

(a)    Schedule 2.16(a) of the Disclosure Schedule sets forth a true and complete list of Seller’s customers as of the date of the Closing (each, a “Customer”), providing with respect to each Customer: (i) the date on which such Person became a Customer of Seller; (ii) the base recurring payment amount owed by such Customer (excluding for such purposes any one-time add-on or up-sell charges), indicating the period for which such amount is owed; and (iii) a list and description of any payments owed from such Customer that are remain overdue by a period of two or more months. To the knowledge of the Seller, no Customers that, individually or in the aggregate, represent a material portion of the Business intend or have threatened to (x) decrease purchasing the products and services currently purchased from the Business or (y) terminate, reduce or materially change doing business with Seller (or, after the Closing, the Purchaser). During the previous eighteen (18) months, no Customers that, individually or in the aggregate, represent a material portion of the Business have decreased purchasing products or services or terminated, reduced or materially changed doing business with Seller or, to the knowledge of the Seller, threatened to do any of the foregoing.

(b)    Schedule 2.16(b) of the Disclosure Schedule sets forth a true and complete list of Seller’s active suppliers, vendors and service providers (each, a “Supplier”) for the twelve-month period ended as of the date of the Closing, providing with respect to each such Supplier the approximate amount the Seller purchased from such Supplier during such period (treating affiliated Suppliers as a single Supplier for such purposes), and indicating which of such Suppliers are Material Suppliers. Seller has not received any written notice from a Material Supplier, or, to the knowledge of Seller, any oral notice from a Material Supplier, (a) of non-renewal or termination (or threat of non-renewal or termination) of any Contract with any Material Supplier, or (b) that such Material Supplier has reduced, or will reduce, in a material respect, the supply or availability of the products, equipment, goods or services supplied to the Business by such Material Supplier.

2.17    Licenses and Permits. The Seller has all licenses, permits, authorizations, franchises, certifications, clearances, approvals, or consents of Governmental Entities or non-Governmental Entities (“Permits”) that are material to the Business, all of which are set forth on Schedule 2.17 of the Disclosure Schedule. Seller complies in all material respects with all such Permits, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. To the knowledge of the Seller, there is no inquiry, investigation, enforcement proceeding, or other matter pending or threatened that could reasonably be expected to result in the revocation, suspension, impairment or limitation of any Permits. Each product and service of Seller meets or exceeds all applicable specifications required under such Permits.

2.18    Regulatory and Legal Compliance.

(a)    Except as set forth on Schedule 2.18 of the Disclosure Schedule, Seller is and at all times has been, in compliance in all material respects with all Legal Requirements, and Seller has not received any notice from any Governmental Entity or any other Person of any alleged violation or noncompliance by Seller with respect to any Legal Requirements.

(b)    The Seller has written privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that satisfy applicable Data Requirements and Seller is in compliance with its privacy and security policies, the requirements of any Contract or codes of conduct to which Seller is a party, and applicable Data Requirements relating to Personal Information, including with respect to any Personal Information collected by the Seller or by any third party having authorized access to the records of the Seller. Seller has not ever accessed, collected, created, maintained or transmitted any Personal Information from the European Union, Great Britain or Canada. Seller has not collected any Personal Information from any third parties, except for Personal Information collected from employees, customers and vendors in the Ordinary Course of Business and as a service provider for its respective customers pursuant to customer Contracts. All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business have been obtained. Seller has not received any claim or complaint regarding the collection, use or disclosure of Personal Information by Seller. The Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Seller has adopted and maintains Data Policies sufficient for compliance with Data Laws and is in material compliance with all Data Requirements. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted, or claim asserted with respect to Seller by any Person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending, or to the knowledge of the Seller, threatened (and to the knowledge of the Seller, there is no basis for the same). Seller is and has been in compliance in all material respects with all Data Requirements relating to data loss, theft and breach of security notification obligations.

(c)    There has been no Data Security Incident involving the IT Assets or Personal Information. Seller has written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and, to the knowledge of the Seller, such policy guidelines have been and are being complied with. With respect to all Personal Information gathered or accessed in the course of the operations of the Seller, the Seller has taken commercially reasonable steps, consistent with industry standards and Data Requirements, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)    The Seller has in place disaster recovery plans, procedures and facilities that satisfy all applicable Legal Requirements and contractual commitments and that are appropriate to minimize the disruption of its business in the event of any material failure of the computer systems, and have tested such plans, procedures and facilities. The disaster recovery and security plans, procedures and facilities specified meet all representations made to, and obligations with, all Customers, and Seller is in compliance in all material respects therewith. Seller, and, to the knowledge of the Seller, each data hosting partner of Seller has implemented and is in material compliance with commercially reasonable physical, technical and other measures meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data.

(e)    Seller has not, and to the knowledge of the Seller, no Person acting on behalf of Seller has, directly or indirectly, on behalf of or with respect to the Seller: (i) made an unreported political contribution, (ii) made or received any payment that was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment that was not properly recorded on the books of Seller, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977 or similar Legal Requirements.

(f)    With respect to all Contracts with Governmental Entities (each a “Government Contract”) (i) Seller has complied in all material respects with all applicable Legal Requirements pertaining to such Government Contracts, (ii) all representations and certifications executed by Seller in connection with such Government Contract were complete and correct in all material respects as of their effective date and Seller has complied in all material respects with all representations and certifications, and (iii) Seller has not submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim or other information to any Governmental Entity, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract.

(g)    No materials published or distributed by the Seller constitute obscene material, contain defamatory statements or material, constitute false advertising, are in violation of the right of publicity, or otherwise violate applicable law.

(h)    All communications with third parties in the conduct of the Business have complied with the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Canadian Anti-SPAM Law and other applicable Legal Requirements.

2.19    Communications Regulatory Matters.

(a)    Schedule 2.19(a) of the Disclosure Schedule sets forth a true and complete list of all Permits issued to the Seller by the FCC in connection with the operation of the Business and all pending applications for any such Permit (collectively, the “FCC Licenses”), Schedule 2.19(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all Permits issued to the Seller by any State Regulator or Local Government Entity in connection with the operation of the Business, and Schedule 2.19(a)(iii) of the Disclosure Schedule sets forth a true and complete list of all Pole Attachment Agreements (such FCC Licenses, Permits, and Pole Attachment Agreements, collectively, the “Transferred Communications Licenses”).

(b)    Each Transferred Communications License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Transferred Communications License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or unless such conditions or requirements, individually or in the aggregate, have not been and would not reasonably be expected to be material to Seller or the Business, or (ii) any pending regulatory Proceeding, or notice, inquiry or, to the knowledge of Seller, investigation that, in each case, would reasonably be expected to lead to such a Proceeding, or judicial review before a Governmental Entity, unless such pending regulatory Proceeding or judicial review would not, individually or in the aggregate, reasonably be expected to be material to Seller or the Business. Subject to Required Approvals, no Transferred Communications License will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except for any such suspensions, modifications, revocations or non-renewals that, individually or in the aggregate, would not reasonably be expected to be material to Seller or the Business.

(c)    Seller is in compliance with each applicable Transferred Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications required by the FCC or Communications Laws or similar rules, regulations, policies, instructions and orders of State Regulators or Local Government Entities, and the payment of all regulatory fees and contributions, except (i) for written exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not, individually or in the aggregate, reasonably be expected to be material to Seller or the Business.

(d)    The Transferred Communications Licenses represent all Permits necessary for the conduct of the Business as conducted as of the Closing Date in compliance with the Communications Laws.

(e)    To the knowledge of the Seller, all tower structures utilized in the conduct of the business are in compliance in all material respects with all applicable Legal Requirements, including all applicable FCC and FAA requirements.

2.20    Regulatory Filings and Fees. Except as set forth on Schedule 2.20 of the Disclosure Schedule: (i) all Regulatory Filings required to be filed by Seller have been duly filed on a timely basis; (ii) such Regulatory Filings are true, complete and correct in all material respects and otherwise comply with all applicable Legal Requirements; (iii) all Regulatory Fees owed by Seller have been timely paid; (iv) the Purchaser has been supplied with true and complete copies of all Regulatory Filings that are used as a basis for the calculation and/or imposition of Regulatory Fees, including but limited to FCC Forms 499-A and 499-Q, filed by Seller in the last five years; and (v) the Purchaser has been supplied with true and complete copies of all other Regulatory Filings as requested by Purchaser.

2.21    Tax Matters.

(a)    Except as set forth on Schedule 2.21(a) of the Disclosure Schedule, (i) all Tax Returns required to be filed by Seller or with respect to the Acquired Assets or the Business have been duly filed on a timely basis (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true, complete and correct in all material respects and prepared in compliance with applicable law; (iii) all Taxes owed by Seller or with respect to the Acquired Assets or the Business whether or not shown as due on such Tax Returns, have been timely paid or will be paid by Seller prior to the Closing; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return of the Seller or with respect to the Acquired Assets or the Business, including each franchise or excise Tax Return based on income filed for the last three taxable years, (v) Seller (A) has not ever been audited or received notice of initiation thereof by any Governmental Entity for which the statute of limitations for assessment of Taxes remains open, (B) has not ever extended or waived any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is not currently the beneficiary of any extension of time within which to file any Tax Return, (D) is not liable, contractually, as a transferee or successor, or otherwise including under Treasury Regulation Section 1.1502-6, for the Taxes of any other Person (other than withholding Taxes arising in the Ordinary Course of Business), (E) is not a party to any allocation, sharing, indemnity or similar agreement with respect to Taxes, (F) has not received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction, (G) has not ever participated in the filing of a consolidated, combined, unitary or other similar Tax return, (H) has not ever applied for or obtained a private letter ruling from the Internal Revenue Service (or a comparable ruling from any other Governmental Entity), (I) has not ever entered into a gain recognition agreement within the meaning of Section 367 of the Code or a closing agreement within the meaning of Section 7121 of the Code or any similar provision of state, local, or foreign law, (J) does not have a permanent establishment or has otherwise become subject to tax, in a jurisdiction other than the country of its formation, (K) is not a party to any action or proceeding for assessment or collection of Taxes, nor, to the Knowledge of Seller, has such event been asserted or threatened by any Governmental Entity (either in writing or verbally, formally or informally), (L) does not have any deficiency (nor has any deficiency been asserted) with respect to Taxes; (vi) all Taxes that Seller is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Entity or third party; and (vii) Seller is a “United States person” as such term is used in Section 1445 of the Code, and Seller has never been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(b)    Seller is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.

(c)    Each employee and independent contractor of Seller has been properly classified by Seller for purposes of all applicable Legal Requirements.

(d)    Each Benefit Plan which is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has at all relevant times complied with applicable document requirements of, and been operated in compliance with, Section 409A. No stock or other equity option or appreciation right has an exercise price or base price that was less than the fair market value of the underlying stock or equity (as the case may be) as of the date such option or right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition or such option or right.

(e)    Neither Purchaser nor its beneficial owners will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received or deferred revenue accrued by Seller on or prior to the Closing Date.

(f)    Seller has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified as a Tax avoidance transaction. No Tax Return filed by Seller contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(g)    Seller (i) has not agreed to or is required to make any adjustment under Sections 481(a) or 263A of the Code (as a result of the transactions contemplated by this Agreement or otherwise); (ii) is not a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Sections 280G or 404 of the Code; and (iii) has no outstanding any equity interest that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(h)    Seller has been taxed as a partnership within the meaning of Subchapter K of the Code at all times during its existence and up to and including the Closing Date. Any allocation of items of taxable gain or income of Seller arising from the Transactions will be respected under Section 704 of the Code and neither Seller nor Purchaser or its Affiliates will have any liability by reason thereof.

(i)    The unpaid Taxes of Seller (A) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(j)    No “applicable employment taxes” (as defined in Section 2302 of the CARES Act) are unpaid as of the Closing Date to the extent such taxes would have been due on or before the Closing Date but for Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 Aid), and no Taxes have otherwise been deferred pursuant to the Payroll Tax Executive Order or any similar provision of applicable Law.

2.22    Litigation. No material action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Seller, threatened against Seller or against any equityholder, officer, director, manager or employee of Seller in relation to the Business. Seller does not intend to initiate any action, arbitration or suit against any other Person after the Closing.

2.23    Employees and Compensation.

(a)    Seller complies in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which it operates (including, without limitation, as to employment practices, terms and conditions of employment, wages and hours, overtime, tips, healthcare, affirmative action and health and occupational safety).

(b)    No employees of Seller are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Seller or any labor union pending or, to the knowledge of the Seller, threatened against Seller.

(c)    Schedule 2.23(c) of the Disclosure Schedule sets forth a true, correct and complete list of all employees and independent contractors of Seller, showing hourly rate or salary or other basis of compensation, bonus target and job function.

2.24    Health and Safety Matters. Except as set forth on Schedule 2.24 of the Disclosure Schedule, and without limiting the generality of any other provision of this Agreement, (i) Seller is and has been in material compliance with all Legal Requirements applicable to Seller and the Business relating and pertaining to occupational safety and health (including, without limitation, under the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.) and such Schedule 2.24 of the Disclosure Schedule describes, and includes copies of, any and all notices of violation of such Legal Requirements received by Seller from any Government Entity during the past six (6) years and the current status thereof and/or the manner in which such matter(s) were resolved, (ii) Seller has not received any notice, written or verbal, from any employee, officer, director, manager, partner or other representative of Seller alleging that Seller in violation of any such Legal Requirements, and (iii) Seller has not been or is not currently under investigation, audit, examination or similar inspection by or on behalf of any Government Entity relating to Seller’s compliance or failure to comply with such Legal Requirements.

2.25    Benefit Plans.

(a)    Schedule 2.25(a) of the Disclosure Schedule sets forth all compensation and benefit plans, programs, agreements, commitments, policies, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by Seller for the benefit of current or former employees, directors or managers, or with respect to which Seller has or may have any liability, whether direct or indirect, actual or contingent (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. Seller has provided or made available copies of the documents pursuant to which the Benefit Plans are sponsored, maintained, funded and administered. There are no material compensation or benefit plans, programs, agreements, commitments, policies, practices or arrangements of any type providing benefits to employees, consultants, directors or managers, or with respect to which Seller may have any liability, other than the Benefit Plans.

(b)    With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which Seller or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no disputes nor any audits or investigations by any Governmental Entity are pending or, to the knowledge of the Seller, threatened; (v) no non-exempt “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which Seller or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the financial statements of Seller, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) Seller has expressly reserved to itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires Seller to continue to employ or retain any employee, manager or director.

(c)    No Benefit Plan (whether or not terminated) is, or has ever been, subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Seller has never been a party to a transaction contemplated under Section 4069 of ERISA, and the Transactions are not such a transaction.

(d)    With respect to each Benefit Plan which provides welfare benefits of a type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees, officers, directors or consultants (or any spouse or dependent thereof) beyond their termination of employment (or in the case of directors or consultants, termination of service), other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code or similar state Legal Requirements (collectively, “COBRA”); (ii) each such plan has been administered in compliance with COBRA; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) no such plan has reserves, assets, surpluses or prepaid premiums; and (v) such plan has been operated in compliance with the Patient Protection and Affordable Care Act, including its employer shared responsibility and market reform provisions, as applicable.

(e)    The consummation of the Transactions will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

2.26    Insurance. Schedule 2.26 of the Disclosure Schedule sets forth a list of all insurance policies maintained by Seller relating to the Business, the Acquired Assets or the Assumed Liabilities, including the name of the insured party and insurer of each policy, the type of policy provided by such insurer (including whether such policy is carried on a “claims made” or “occurrence” basis), the amount, scope and period covered thereby, and a description of any material claims made thereunder. Such insurance policies are valid and in full force and effect in accordance with their terms. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. Seller has not been notified of any proposed material increase in the premiums payable for coverage, or of any proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Purchaser.

2.27    Affiliate Transactions. Except as set forth on Schedule 2.27 of the Disclosure Schedule (a) Seller is not a party to any Contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, or any of their respective relatives or Affiliates, and (b) none of such Persons is indebted to Seller or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which Seller has a business relationship or any competitor of the Seller. No employee, officer, director, manager, or Affiliate of Seller owns any asset or property (intellectual, real or personal) used in the Business (other than assets owned by the Seller that are included in the Acquired Assets).

2.28    Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Seller in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

2.29    Bank Accounts. Schedule 2.29 of the Disclosure Schedule sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which Seller has accounts or safe deposit boxes, the account numbers or box numbers relating thereto, and the name of each Person authorized to draw thereon or to have access thereto.

2.30    Environmental Matters. To the knowledge of the Seller, the ownership and use of the Seller’s premises and assets, the occupancy and operation thereof, and the conduct of the Business, comply in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. Seller has not received any notice from any Governmental Entity or any other Person of any alleged violation of or noncompliance with any such Legal Requirement. To the knowledge of the Seller, there is no Environmental Liability. Each Environmental Liability, whether or not within the knowledge of the Seller, is an Excluded Liability. Purchaser has been provided true and correct copies of all environmental audits, assessments and reports relating to Seller, the Business or any of current or former leased real property of Seller, in the possession or control of Seller. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

2.31    Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by a Seller free and clear of all Liens, and no Inventory is held on a consignment basis.

2.32    Solvency. Seller is and, after giving effect to the Transactions, will be solvent, is and will be able to pay its debts as they come due, has and will have capital sufficient to carry on its business and has and will have assets the fair saleable value of which exceeds its liabilities.

2.33    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 2 (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Purchaser (including any information, documents or material delivered to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

2.34    Investment Representations re Rollover Units. Seller represents and warrants to the Purchaser that Seller:

(a)    Understands that the Rollover Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and are being offered and issued in reliance upon federal and state exemptions for transactions not involving a public offering;

(b)    Understands that the Rollover Units will be “restricted securities” within the meaning of the Securities Act and its related regulations, including requirements that might impose a holding period during which disposition of the Rollover Units could be limited;

(c)    Is acquiring the Rollover Units solely for the Seller’s own account for investment purposes and not with a view to the distribution of them within the meaning of Section 2(a)(11) of the Securities Act;

(d)    Understands that the transfer of the Rollover Units is subject to the Securities Act, applicable state securities laws and the transfer restrictions contained in the Purchaser LLC Agreement, as amended from time to time in accordance with its terms;

(e)    Will not sell, transfer or otherwise dispose of any of the Rollover Units, except in compliance with this Agreement, the Purchaser LLC Agreement, as amended from time to time in accordance with its terms, and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Legal Requirements;

(f)    Is a sophisticated investor with knowledge and experience in business and financial matters generally, as well as with respect to the Business, so as to be capable of evaluating the merits and risks of the prospective investment in the Rollover Units and has so evaluated the merits and risks of such investment;

(g)    (i) Has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Rollover Units; (ii) has had an opportunity to discuss with the Purchaser and its Representatives the intended business and financial affairs of the Purchaser and to obtain information necessary to verify any information furnished to it or to which it had access and he merits and risks of investing in the Rollover Units; (iii) has been provided access to information about the Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iv) the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to the investment;

(h)    Is able to bear the economic risk and lack of liquidity inherent in holding the Rollover Units, is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act) for the reasons set forth on Schedule 2.34(h) of the Disclosure Schedule, is able to bear a total loss in respect of its investment in the Rollover Units, and, at the present time, is able to afford a complete loss of such investment;

(i)    Is not purchasing the Rollover Units as a result of any advertisement, article, notice or other communication regarding the Rollover Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Seller, any other general solicitation or general advertisement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each of the statements contained in this ARTICLE 3 is true and correct as of the date hereof and as of the Closing:

3.1    Organization and Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite applicable limited liability power to own, lease and operate its properties and to carry on its business as now conducted.

3.2    Authority; No-Conflict. The Purchaser has full limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser contemplated hereby. No consent, approval or authorization of or declaration or filing with any Governmental Entity or non-Governmental Entity or any party to any Contract with the Purchaser is required on the part of the Purchaser for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, Contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser is a party or by which the Purchaser is bound.

3.3    Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser is a party shall be when executed and delivered by the Purchaser, the valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.4    Brokers and Finders. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or the Transactions.

3.5    Rollover Units. When issued pursuant to this Agreement and the Purchaser LLC Agreement, the Rollover Units will be duly authorized and validly issued and outstanding and will be free and clear of all encumbrances (other than restrictions on transfer set forth in this Agreement, the Purchaser LLC Agreement and applicable securities law). The capitalization of the Purchaser consists of Common Units only and the Purchaser has not issued nor are there outstanding any derivative securities or other rights to acquire equity interests in the Purchaser (other than as expressly provided in this Agreement (for the benefit of Seller) and Section 3.4 of the Purchaser LLC Agreement) other than Common Units issued concurrently with the Closing to Infowest or issued prior to Closing to BOC or one or more of its Affiliates (the “BOC Common Units”). The Rollover Units issued at Closing will equal at the time of the Closing two percent (2%) of the sum of (i) the Rollover Units issued at Closing, plus (ii) the Common Units issued to Infowest concurrently with the Closing under the Infowest Purchase Agreement, plus (iii) the number of BOC Common Units issued and outstanding immediately prior to Closing. The Capital Accounts (as defined in the Purchaser LLC Agreement) of BOC, Seller and Infowest will be pro rata in accordance with the number of Units held by each of the foregoing.

3.6    No Liabilities or Obligations. The Purchaser has no liabilities or other obligations (whether known or unknown, whether absolute, accrued or contingent, whether liquidated or unliquidated and whether due or to become due) other than those arising under this Agreement and the Infowest Purchase Agreement and will have no liabilities immediately following the Closing except for the Assumed Liabilities and the liabilities assumed under the Infowest Purchase Agreement. Without limiting the generality of the foregoing, BOC has no claim against the Purchaser for contribution, capital account credit, reimbursement or indemnification from the Purchaser with respect to any attorney fees or other expenses, payments or contributions arising in connection with this Agreement, the negotiation thereof, the investigation of the Seller or the Acquired Assets, or the formation of the Company. BOC has paid or will pay without reimbursement from the Purchaser all attorney fees and other expenses incurred by it associated therewith. Purchaser has not incurred any attorney fees or other expenses.

ARTICLE 4
COVENANTS

4.1    Conduct of the Business Prior to Closing. Seller covenants and agrees that, during the period from the date of this Agreement until the Closing Date, that it will comply with the following covenants, unless otherwise expressly approved in writing by the Purchaser.

(a)    Seller will:

(i)    maintain its legal existence;

(ii)    use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing Contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii)    conduct its business only in the Ordinary Course of Business (including without limitation the collection of receivables and the payment of payables and capital expenditures); and

(iv)    use all reasonable efforts to operate in such a manner as to assure that the representations and warranties set forth in ARTICLE 3 of this Agreement will be true and correct as of the Closing Date.

(b)    Seller will not:

(i)    amend or propose any change to its certificate of incorporation or bylaws or other similar governing documents;

(ii)    change its method of management or operations in any material respect;

(iii)    dispose, acquire or license any assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;

(iv)    incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, in each case other than Permitted Liens in the Ordinary Course of Business;

(v)    modify, amend, cancel or terminate any Material Contract or any other existing agreement, Contract or instrument material to Seller or the Business, or take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain;

(vi)    make any change in the compensation paid or payable to any equityholder, officer, director, manager, employee, agent, representative or consultant of Seller, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which the Seller is committed prior to the date of this Agreement and which are expressly disclosed in this Agreement); provided however, Seller may increase any compensation in an amount equal to the normal and customary amount of raises provided by Seller upon notice to the Purchaser;

(vii)    promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of Seller;

(viii)    enter into any Contract or agreement (A) with respect to which Seller has any liability or obligation involving more than $10,000, contingent or otherwise, (B) which may place any limitation on the method of conducting or scope of the Business, (C) which would otherwise be considered a Material Contract, or (D) outside of the Ordinary Course of Business;

(ix)    declare, set aside, make, pay or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of Seller, or any option, warrant or right to acquire any such capital stock or equity securities, or enter into any Contract with respect to the voting of its capital stock;

(x)    make any change in its accounting practices or procedures;

(xi)    cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000 or in the aggregate a value in excess of $50,000;

(xii)    settle any litigation or other Proceedings before a Governmental Authority (A) for an amount in excess of $50,000 or any obligation or liability of Seller in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of Seller or (II) a finding or admission of a violation of Law or violation of the rights of any Person by Seller, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of Seller relating to the transactions contemplated by this Agreement;

(xiii)    file or make any change to any material Tax election or any Tax Return, except as required by law;

(xiv)    change its customer pricing or offer any rebates, discounts or promotions, other than in the Ordinary Course of Business;

(xv)    acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xvi)    make any capital expenditures that, individually or in the aggregate, exceed $10,000, unless such capital expenditures are in the Ordinary Course of Business;

(xvii)    make any filing requesting any material modification of any FCC License or any application for any new FCC License;

(xviii)    take any other action that could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or results of operations of Seller or any material division of Seller, or could adversely affect or detract from the value of the Seller, the Acquired Assets, or the Business; or

(xix)    commit to do any of the foregoing referred to in clauses (i) - (xviii).

4.2    Access Prior to Closing. Until the Closing Date, if requested by the Purchaser, the Seller will permit the Purchaser, its Affiliates and its and their respective representatives and advisors, during normal business hours, access to (a) the assets, properties, records, books of account, Contracts and other documents of the Seller, and (b) only with the consent of Seller Representative (not to be unreasonably withheld, delayed or conditioned), any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Seller. Until the Closing Date, Seller will furnish promptly to the Purchaser such additional data and other information as to Seller’s affairs, assets, business, properties or prospects as the Purchaser, its Affiliates or its or their representatives and advisors may from time to time reasonably request. Seller will direct its respective employees (without substantial disruption of employment) to render any assistance that Purchaser or Seller may reasonably request in any examination pursuant to this Section 4.2.

4.3    Efforts; Cooperation Prior to Closing.

(a)    Seller will use all reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable Laws to satisfy the conditions specified in Section 5.1 as soon as practicable and to consummate and make effective the Transactions at the earliest practicable time, and to assist and cooperate with Purchaser in so doing.

(b)    Seller will cooperate with Purchaser and use all reasonable best efforts to obtain the Required Consents as expeditiously as practicable following the date hereof. If Seller is unable to assign such lease, the parties shall, following the Closing, at the Purchaser’s request, cooperate in good faith to permit the Purchaser to continue to receive the benefit of such lease for as long as possible and in any case for not less than twelve (12) months after the Closing Date, with the Seller being responsible for (and promptly reimbursing the Purchaser for) a proportionate allocation of the fees or charges incurred by the Seller thereunder that relate to the Purchaser’s access and use of the premises thereunder.

(c)    The Seller and Purchaser will, within twenty (20) days of the date of this Agreement, make all required filings and notifications with the appropriate Governmental Entities in order to obtain the approval of such Governmental Entities to consummate the Transactions. Each party shall provide the other with any information reasonably requested by the Purchaser in order for the Purchaser to complete such filings and notifications. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by any Governmental Entities in connection with such filings and notifications.

(d)    Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent, (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or Contract included in the Acquired Assets, or (ii) any new material terms to any authorization, certification, franchise, license, permit or Contract included in the Acquired Assets, Seller shall not agree to the same without the prior written approval of the Purchaser. Any fee or other cost incurred to obtain any Required Consent shall be borne by the Seller. For the avoidance of doubt, the foregoing obligation shall apply to any application processing fees imposed by the FCC or any other Governmental Entities, as well as to any unjust enrichment payments required to the paid by the FCC as a condition of obtaining consent to the transfer of the FCC Licenses.

(e)    From the date of this Agreement and until the Closing or the earlier termination of this Agreement, Seller and Purchaser shall discuss and use commercially reasonable efforts to reach consensus in principle on a business plan and a capital expenditure and operating expense budget of the Purchaser for the 12 months following Closing.

(f)    Prior to the Closing or the earlier termination of this Agreement, Seller shall promptly notify the Purchaser in writing of (a) any lawsuit, claim, proceeding or investigation that is threatened in writing, brought, asserted in writing or commenced against Seller or any of its Affiliates seeking to enjoin, prevent, alter or delay, or obtain monetary damages with respect to, this Agreement or any of the Transactions, and (b) any failure by Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement or the NDA.

(g)    Prior to the Closing or the earlier termination of this Agreement, the Seller and the Purchaser shall determine if they can agree in writing on the allocation of the total amount of the Estimated Closing Purchase Price and the Assumed Liabilities (and any other amounts treated as taxable sales consideration for applicable income Tax purposes) among the assets of the Seller for Tax purposes consistent with Section 1.8 (the “Tax Allocation”), and if and when so agreed the Tax Allocation shall be added as Schedule 1.8 to this Agreement. For clarity, whether or not the Tax Allocation is agreed to by a party shall be at the sole discretion of such party. The Purchaser shall update the Tax Allocation, on a basis consistent with the Tax Allocation prepared utilizing the Estimated Closing Purchase Price, to reflect the Closing Purchase Price and provide a copy of such updated Tax Allocation to Seller and, for purposes of this Agreement, such updated Tax Allocation shall be utilized by the parties in connection with their rights and obligations set forth in Section 1.8.

(h)    From time to time after the date hereof and until the Closing Date, the Seller shall deliver an updated Disclosure Schedule and inform the Buyer in writing of all information, events, actions or omissions which (i) if this Agreement were signed on the Closing Date, would be required to be disclosed on the Disclosure Schedule in order to make the Seller’s representations and warranties contained herein true and not misleading, or (ii) causes or constitutes a breach of any such representation or warranty, or would constitute a breach of any representation or warranty if again made at the time the fact or condition arises, or (iii) makes the satisfaction of the conditions contained in Article 5 impossible or unlikely. In the event the Seller has so notified Purchaser by the delivery of appropriate updates to the Disclosure Schedules, which shall require the delivery of updated Disclosure Schedules with redline versions showing any and all changes to previous versions, the Seller and the Purchaser shall determine if the Purchaser can accept the updates or if the Purchaser and Seller can agree in writing to any conditions that Purchaser may require to accept the updates (“Update Conditions”). If Purchaser does not accept the updates and Purchaser and Seller cannot agree in writing to any Update Conditions, then Purchaser may either terminate this Agreement pursuant to Section 7.1(g) or elect to accept the update without the Update Conditions and proceed to Closing.

4.4    Additional Seller Financial Statements Prior to Closing. For the period commencing as of the date hereof and ending as of the Closing Date, Seller shall deliver to the Purchaser the balance sheets of Seller and the related statements of operations, owners’ equity and cash flows of Seller, in each case for each month ended after the month of the most recent financial statements described in Section 2.6 and, if requested by the Purchaser, also for each calendar quarter ended after the month of the most recent financial statements described in Section 2.6, each such monthly and quarterly financial statement to be prepared in accordance with accounting standards consistently applied, except for the absence of footnotes for unaudited statements. The monthly financial statements required under this Section shall be delivered within fifteen (15) days after the end of each applicable month or, if earlier, contemporaneously with the delivery of such financial statements to the equityholders, directors, managers, or lenders of Seller. Any quarterly financial statements required under this Section shall be delivered as soon as reasonably practicable after such request.

4.5    Exclusivity. Prior to the Closing, neither Seller nor any of its respective Affiliates will, directly or indirectly, (a) solicit any competing offers for the recapitalization, purchase or financing of the Business, the Seller or the purchase of all or any substantial portion of the equity or assets (including by merger, purchase of assets or in any other form of transaction) of Seller, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any offer or indication of interest with respect to any such transaction, or (c) furnish information to any Person in connection with any such transaction. The Seller will promptly disclose to the Purchaser all such offers or indications of interest.

4.6    Confidentiality . At all times following the Closing, the Seller shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Purchaser, any Affiliate of the Purchaser (including, without limitation, BOC), the Seller or the Business, including information of others that the Purchaser, any Affiliate of the Purchaser (including, without limitation, BOC), Seller have agreed to keep confidential, except (i) to the extent that such information shall have entered the public domain other than by breach of this Agreement, the NDA, or any other agreement to which Seller is party, (ii) in the case of an employee of Purchaser, as required in connection with the performance of Seller employee’s duties as an employee of the Purchaser, (iii) to the extent that disclosure of such information is required by law or legal process (but only after the Person proposing to make such disclosure has provided the Purchaser with reasonable notice and opportunity to take action against any legally required disclosure), (iv) with the prior written consent of the Purchaser, or (v) other than as required or reasonably appropriate with respect to Seller’s tax returns, notification of termination for agreements or in winding up the Seller.

4.7    Non-Competition and Non-Solicitation. During the Noncompetition Period (i) Seller will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than Purchaser, engage in or assist any other Person to engage in any Covered Business anywhere in the Covered Area and (ii) Seller will not, directly or indirectly, solicit or endeavor to entice away from the Purchaser, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Purchaser with, any Person who is, or was within the one-year period prior thereto, an employee of or consultant to either (a) the Purchaser or (b) with respect to periods prior to the Closing, Seller. During the Nonsolicit Period, Seller will not, directly or indirectly, solicit or endeavor to entice away from the Purchaser, endeavor to reduce the business conducted with the Purchaser by, or otherwise interfere with the business relationship of the Purchaser with, any Person who is, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, either (a) the Purchaser or (b) with respect to periods prior to the Closing, Seller. The Seller acknowledges that, without limiting the other rights and remedies of the Purchaser Indemnified Parties set forth herein, the Purchaser LLC Agreement provides that the Rollover Units shall be subject to repurchase at the Purchaser’s option upon any claims of breach of the covenants set forth in this Section 4.7 that are adjudicated in favor of the Purchaser, at a price per Rollover Unit equal to $0.01 per Rollover Unit in the event of a breach of this Section 4.7. Furthermore, notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange (a “Public Company”) if Seller or any Affiliate thereof is not a controlling Person of, or a member of a group (including any group that includes any member of the Seller Group) which controls, such Public Company and the Seller does not, directly or indirectly, own securities of such Public Company that in the aggregate constitute 2% or more of any class of securities of such Public Company as of the most recent date that any such securities were acquired. The Seller additionally acknowledges that Purchaser’s remedies for Seller’s breach or other failure to comply with the covenants contained in this Section 4.7 are not intended to be limited by reference to the amount assigned by the parties to such covenants pursuant to the Tax Allocation (or any Tax Returns reflecting the same).

4.8    Public Announcements.

(a)    Purchaser and the Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned, or delayed, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

(b)    Prior to making any written material broad-based communications to the directors, officers or employees of Seller pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and Purchaser and Seller shall cooperate in providing any such mutually agreeable communication.

4.9    Injunctive Relief. Seller acknowledges that any breach or threatened breach of the provisions of this ARTICLE 4 may cause irreparable injury to the Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Seller from committing such breach or threatened breach. The right provided under this Section shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser.

4.10    Reasonable Restrictions. Seller (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (ii) acknowledges that the duration, geographical scope and subject matter of the provisions of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business and/or the business of the Purchaser, (iii) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (iv) will be able to earn a satisfactory livelihood without violating this Agreement, and (v) understands that this Agreement is assignable by the Purchaser and shall inure to the benefit of its successors and permitted assigns.

4.11    Business Intellectual Property. If Seller owns or shall at any time hereafter acquire any rights in any Business Intellectual Property, Seller shall, and hereby does, transfer all of its rights, title and interest in such Business Intellectual Property to the Purchaser for no additional consideration. Seller shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section.

4.12    Misdirected Payments. If payment on any account receivable or other right to payment or prepayment or refund included in the Acquired Assets is received by Seller after Closing, Seller will immediately turn the same over to the Purchaser in the form received and hold the same in trust until delivered to Purchaser. Seller hereby authorizes and grants to the Purchaser (or its designee) a power of attorney effective from and after the Closing to execute and deliver all agreements, documents and instruments (including to endorse Seller’s name on any checks) and/or and to take all other actions on behalf of Seller (a) to collect for the Purchaser’s account any checks or other payments received by Seller in payment or satisfaction of any accounts receivable or other right to payment or prepayment included in the Acquired Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Acquired Assets, and (b) to withdraw from any bank accounts of Seller any such payment, prepayment or refund that is deposited therein after Closing so that such payment, prepayment or refund is turned over to the Purchaser. The foregoing appointment and powers of attorney, each being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of Seller.

4.13    Post-Closing Action. In the event that subsequent to the Closing Seller receives written notice of the commencement by any Governmental Entity (including without limitation the FCC) against Seller of any investigation, litigation, arbitration or other action or proceeding relating to any of the Acquired Assets (including without limitation any FCC Licenses) (a “Post-Closing Action”), then Seller shall give written notice thereof, together with a statement of any available information regarding such Post-Closing Action, to the Purchaser within (30) thirty days after receipt of such notice. If the Purchaser determines in its sole discretion that such Post-Closing Action could have an adverse effect on the Purchaser or its assets or operations, then the Purchaser such shall have the right in its sole discretion to conduct the defense of, and to settle, any such Post-Closing Action, and be fully indemnified therefor subject to the terms and conditions of this Agreement; provided, however, Purchaser agrees to consult with Seller prior any settlement on any Post-Closing Action and Purchaser has no authority to admit any wrong-doing or liability on Seller’s behalf. The parties will cooperate fully with each other in connection with the defense of any such Post-Closing Action. It is acknowledged and agreed that nothing in this Section 4.13 shall limit the rights and remedies of the Purchaser Indemnified Parties under ARTICLE 6.

4.14    AWI Spectrum License Purchase Agreement. Concurrently with the Closing, Purchaser will acquire the AWI Spectrum License pursuant to that certain Purchase Agreement, dated December 22, 2021, by and between American Wireless, Inc. and Purchaser, as amended, for a purchase price equal to the AWI Spectrum Purchase Price. Such purchase price shall be funded by the members of the Purchaser pro rata in accordance with their ownership percentages in Purchaser, with Seller’s share of such purchase price equal to the AWI Spectrum Purchase Share to be deducted from the Estimated Closing Purchase Price as set forth in Section 1.5(c)(ii)B) above.

ARTICLE 5
CONDITIONS TO CLOSING

5.1    Conditions to Obligations of the Purchaser

. Unless waived in writing by the Purchaser, the obligation of the Purchaser to consummate the Transactions at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Representations and Warranties True. The representations and warranties contained in ARTICLE 2 of this Agreement shall be true and correct on and as of immediately prior to the Closing.

(b)    Covenants Performed. Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by Seller under this Agreement on or prior to the Closing.

(c)    No Material Adverse Effect. Since the Balance Sheet Date there shall not have occurred (as determined by the Purchaser) any event, change, development, circumstance or effect that has had or could have, individually or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Business or Seller or that could be expected to prevent or materially impede or interfere with the performance of the obligations of the Seller under this Agreement or the enforcement of any of the rights or remedies of the Purchaser under this Agreement.

(d)    No Injunction. The consummation of the Transactions shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

(e)    Pre-Closing Deliveries. The Seller shall have delivered the items, certificates and documents required by Section 1.5(a).

(f)    Closing Deliveries. The Seller shall have delivered the items, certificates and documents required by Section 1.5(b).

(g)    FCC Consent. The FCC Consent shall have become a Final Order.

(h)    Purchaser LLC Agreement. The Seller shall have executed and delivered to the Purchaser the Amended and Restated Limited Liability Company Agreement of the Purchaser in form and substance satisfactory to the Purchaser and Seller (the “Purchaser LLC Agreement”).

(i)    Licenses, Consents, Etc. Received by Purchaser. The Purchaser shall have obtained all consents, licenses, approvals, authorizations and permits required to be obtained by it as a result of the Transactions contemplated hereby, in each case in which the failure to obtain the same would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby or to operate the Business after the Closing, and no such consent, license, approval, authorization or permit shall have been withdrawn, conditioned or suspended.

(j)    Tax Documents. (1) Seller shall have delivered to the Purchaser a properly executed certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) in a form reasonably acceptable to the Purchaser and (2) the Seller shall have delivered a duly completed IRS Form W-9 to the Purchaser.

(k)    Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

(l)    Business Plan and Budget. The Seller shall have presented to the Purchaser a business plan and a capital expenditure and operating expense budget of the Purchaser for the 12 months following Closing that are in each case acceptable to the Purchaser in its sole discretion.

(m)    Tax Allocation. The Seller and the Purchaser shall have agreed on the Tax Allocation and the Tax Allocation shall have been added as Schedule 1.8 to this Agreement.

(n)    Other Documents of Transfer. Seller shall have delivered such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as reasonably may be requested by Purchaser, each in form and substance satisfactory to Purchaser and its legal counsel, duly executed by Seller.

(o)    Closing Under Infowest Purchase Agreement. Purchaser’s closing conditions under the Infowest Purchase Agreement have been satisfied and Infowest is ready, willing and able to close under the Infowest Purchase Agreement.

5.2    Conditions to Obligations of the Seller. Unless waived in writing by the Seller Representative, the obligations of the Seller hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Representations and Warranties True. The representations and warranties in ARTICLE 3 of this Agreement shall be true and correct on and as of immediately prior to the Closing.

(b)    Covenants Performed. The Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing.

(c)    No Injunction. The consummation of the Transactions shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

(d)    Closing Deliveries. The Purchaser shall have delivered the items, certificates and documents required by Section 1.5(c).

(e)    Purchaser LLC Agreement. The members of the Purchaser other than the Seller shall have executed and delivered to the Seller Representative the Purchaser LLC Agreement, which Purchaser LLC Agreement must be in form and substance satisfactory to the Seller, including, without limitation, certain provisions which provide non-dilution protection for the Seller for any additional capital contributions by BOC to Purchaser, up to a maximum amount of $15,000,000, as such provisions are further set forth in the Purchaser LLC Agreement.

(f)    Tax Allocation. The Seller and the Purchaser shall have agreed on the Tax Allocation and the Tax Allocation shall have been added as Schedule 1.8 to this Agreement.

(g)    Closing Under Infowest Purchase Agreement. Infowest’s closing conditions under the Infowest Purchase Agreement have been satisfied and Purchaser is ready, willing and able to close under the Infowest Purchase Agreement.

ARTICLE 6
SURVIVAL; INDEMNIFICATION

6.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. No claim for a breach of the representations and warranties contained herein shall be brought more than one year after the Closing Date, except for claims for a breach of the Fundamental Representations which may be brought any time prior to the later of (i) one year after the Closing Date and (ii) the expiration of the applicable statute of limitations for the subject matter of such Fundamental Representation. For clarity, and for illustration purposes only, if the statute of limitations for a claim for unpaid Taxes is 6 years, then claims for a breach of the representations and warranties in Section 2.21 (Tax Matters) may be brought prior to the six-year anniversary of the Closing. If the Purchaser notifies the Seller Representative in writing of any claim for breach of any representation or warranty prior to the expiration date of such representation or warranty as set forth in the prior sentence, such representation or warranty shall continue in full and force and effect until the claim has been resolved.

6.2    Indemnification Limits. If the Closing occurs, the rights of the Purchaser Indemnified Parties under Section 6.3 shall be subject to the following limitations:

(a)    The Seller shall not be liable to the Purchaser Indemnified Parties for indemnification claims under Section 6.3(a) or Section 6.3(b) until the aggregate amount of all Losses in respect of indemnification claims under Section 6.3 exceeds $60,000, at which time the Purchaser Indemnified Parties shall be entitled to recover for aggregate Losses pursuant to Section 6.3 from the first dollar;

(b)    The Seller shall not be liable to the Purchaser Indemnified Parties for an aggregate amount of Losses pursuant to Section 6.3(a) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) in excess of $600,000;

(c)    The Seller shall not be liable to the Purchaser Indemnified Parties for an aggregate amount of Losses pursuant to Section 6.3(a) for breach of Fundamental Representations, fraud or intentional misrepresentation in excess of the Closing Purchase Price, provided that claims for fraud or intentional misrepresentation shall not be subject to the limit in this clause (c) and shall not be included in the determination of whether the limit in this clause (c) has been reached;

(d)    For purposes of determining the amount of any Losses subject to indemnification under this ARTICLE 6, the amount of such Losses will be determined net of (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Purchaser Indemnified Parties in respect of any such claim (net of any reasonable out-of-pocket expenses incurred in collecting such amounts) and (ii) the amount equal to any net Tax benefit arising from the incurrence or payment of any indemnifiable Losses by the Purchaser Indemnified Parties, to the extent such Tax benefit is realized and recognized in respect of the taxable period of such Loss or any prior taxable period.

(e)    Each Purchaser Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

For all purposes of this ARTICLE 6, when determining whether a representation or warranty of Seller has been breached or is inaccurate and the amount of the Losses, any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

6.3    Indemnification by the Seller. The Seller shall indemnify and hold the Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and compensate and reimburse the Purchaser Indemnified Parties for, all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature, whether or not arising from a third party claim, (collectively, “Losses”), to the extent arising out of, resulting from or relating to:

(a)    any inaccuracy in or breach of (or any third party claim alleging facts that, if true, would be a breach of) the representations or warranties of the Seller set forth in this Agreement (including the schedules) or any inaccuracy in any statement set forth in any certificate delivered by or on behalf of the Seller at Closing pursuant to this Agreement;

(b)    any breach or violation of any of the covenants of the Seller set forth in this Agreement or in any agreement or document delivered at Closing by the Seller pursuant to this Agreement other than the Purchaser LLC Agreement;

(c)    the Excluded Liabilities;

(d)    the matters set forth on Schedule 6.3(d); or

(e)    any violation of any bulk sales laws as a result of the consummation of the Transactions.

6.4    Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) harmless from and against, and compensate and reimburse the Seller Indemnified Parties for, all Losses arising out of or relating to any inaccuracy in or breach or violation of the representations, warranties, or covenants of the Purchaser set forth in this Agreement or with respect to any of the Assumed Liabilities that are not paid or performed by the Purchaser after Closing when due.

6.5    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party materially prejudices the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action, demand, or proceeding brought by a Person who is not an Indemnified Party (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim for which it may seek indemnification and be fully indemnified therefor subject to the terms and conditions of this Agreement.

6.6    Payment.

(a)    Once the amount of any Losses is agreed to by the Seller or finally adjudicated to be payable pursuant to this Article 6, any indemnification claims by the Purchaser Indemnified Parties against the Seller pursuant to Section 6.3 (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) shall be satisfied, in the following order: (i) first, by a cash payment to the Purchaser Indemnified Parties utilizing the Indemnification Escrow Fund, (ii) second, only to the extent that such claims exceed the amount available for disbursement out of the Indemnification Escrow Fund, by a cash payment from the Seller, and (iii) third, by the forfeiture to the Purchaser (or, at the Purchaser’s election, to any one or more Affiliates of BOC) of a number of Rollover Units equal to (x) the aggregate amount of Losses to be satisfied pursuant to this clause (iii) divided by (y) the Value per Rollover Unit, or (iv) by a combination of the foregoing clauses (i), (ii), and (iii).

(b)    Any indemnification claims by the Seller Indemnified Parties against the Purchaser pursuant to Section 6.4 shall be satisfied by a cash payment to the Seller Indemnified Parties.

6.7    Right of Set-Off. To the extent provided in the second sentence of Section 6.6, if the Seller has not satisfied any indemnification obligation that is owed by them hereunder, the Purchaser or any of its Affiliates may, at their discretion, to the extent permitted by applicable law set-off against any amounts due and owing from the Purchaser or any of its Affiliates to Seller an amount equal to such unpaid indemnification obligation.

6.8    Other Provisions.

(a)    The Seller shall not make any claim against the Purchaser or any of its Affiliates for contribution, reimbursement or indemnification from the Purchaser or any of its Affiliates with respect to any liability of Seller to the Purchaser or any of its Affiliates arising under or in connection with this Agreement, and Seller hereby waives any such right that Seller has or may have in the future against the Purchaser or any of its Affiliates for such contribution, reimbursement or indemnification with respect to any liability of Seller to the Purchaser or any of its Affiliates arising under or in connection with this Agreement

(b)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, exemplary or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except (i) to the extent such losses are reasonably foreseeable consequence of the breach and can be proven with reasonable certainty; or (ii) to the extent actually awarded to a Government Entity or other third party unaffiliated with the Indemnified Party.

6.9    Exclusive Remedies for Breaches of Representations and Warranties. If the Closing occurs, the remedies provided in this ARTICLE 6 shall be the exclusive remedies of the Purchaser Indemnified Parties for claims for breach of (or any third party claim alleging facts that, if true, would be a breach of) the representations or warranties in ARTICLE 2 of this Agreement (including the schedules) or any inaccuracy in any statement set forth in any certificate delivered by or on behalf of Seller at Closing pursuant to this Agreement (all of such claims, “Breach of Rep Claims”), except in the case of (i) fraud or intentional misrepresentation, and (ii) actions for specific performance, injunctive relief or other equitable remedies, provided that this sentence shall not be deemed to limit in any respect the remedies of the Purchaser Indemnified Parties for events, circumstances or facts that constitute the basis for both (x) a Breach of Rep Claim and (y) any claim other than a Breach of Rep Claim. By way of example, if there is an Environmental Liability of the Seller at Closing that constitutes an Excluded Liability and also constitutes a breach of the environmental representation and warranty and is therefore the basis for a Breach of Rep Claim, the remedies in this ARTICLE 6 are the exclusive remedies for such Breach of Rep Claim but are not the exclusive remedies for any other claim based on such Environmental Liability, including a claim for Seller’s failure to satisfy such Environmental Liability.

6.10    Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article shall be adjustments to the purchase price for Tax purposes and shall be treated as such by Purchaser and Seller on their respective Tax Returns to the extent permitted by law.

ARTICLE 7
TERMINATION

7.1    Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the Purchaser and the Seller Representative;

(b)    by the Purchaser, if Seller has breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Seller set forth in this Agreement shall not be true and correct to the extent set forth in Section 5.1(a), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within ten (10) days after the Purchaser gives the Seller Representative written notice identifying such breach, failure or misrepresentation;

(c)    by the Seller Representative, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Section 5.2(a), and such breach, failure or misrepresentation is not cured to the Seller Representative’s reasonable satisfaction within ten (10) days after the Seller Representative gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d)    by the Purchaser, if the conditions set forth in Section 5.1 become incapable of satisfaction;

(e)    by the Seller Representative, if the conditions set forth in Section 5.2 become incapable of satisfaction;

(f)    by the Purchaser or the Seller Representative, if the Closing shall not have occurred on or before April 30, 2022 (the “End Date”) or such other date, if any, as the Purchaser and the Seller Representative may agree in writing; except that this Agreement may not be terminated under this Section 7.1(f) by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein. For this purpose, any breach of this Agreement by Seller shall be considered a breach of this Agreement by the Seller. Notwithstanding the foregoing, if all of the conditions to the obligations of the parties set out in this ARTICLE 6 have been satisfied or waived as of 5:00 p.m., Eastern Time, on the End Date other than (x) the conditions to be satisfied by action to be taken at the Closing and (y) the condition set out in Section 5.1(c) solely as it relates to the FCC Consent becoming a Final Order due to delay in processing of an FCC application through no fault of Purchaser or the Seller, then either the Purchaser (if the Purchaser is not then in breach in any material respect of its obligations under this Agreement) or the Seller Representative (if the Seller is not then in breach in any material respect of its obligations under this Agreement) may, by written notice to the other, defer the End Date to a later date specified in the notice (but in no event to a date that is after May 31, 2022); or

(g)    by the Purchaser if prior to Closing Seller updates the Disclosure Schedule to disclose information, events, actions or omissions which (i) if this Agreement were signed on the Closing Date, would be required to be disclosed on the Disclosure Schedule in order to make the Seller’s representations and warranties contained herein true and not misleading, or (ii) causes or constitutes a breach of any such representation or warranty, or would constitute a breach of any representation or warranty if again made at the time the fact or condition arises.

7.2    Effect of Termination.

(a)    If this Agreement is terminated (i) under Sections 7.1(d), (e), or (f) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, (ii) under Section 7.1(a) herein, or (iii) under Section 7.1(g) herein, all further obligations of the Seller to the Purchaser, and of the Purchaser to the Seller, will terminate without further liability of any party hereto.

(b)    If this Agreement is terminated under Sections 7.1(b), (c), (d), (e), or (f) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

ARTICLE 8
MISCELLANEOUS

8.1    Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Seller Representative, or Seller, to Seller Representative, 435 E. Tabernacle, St. George, Utah 84770, with a copy (which shall not constitute notice) to Blanchard Pattison, LLC, 50 E 100 S Suite 101, St. George, Utah 84770, Attention: Troy Blanchard, Esq., and (b) if to the Purchaser, to Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102, Attention: Alex B. Rozek and Adam K. Peterson, Co-Chief Executive Officers, with a copy (which shall not constitute notice) to Baker & Hostetler, LLP, 45 Rockefeller Plaza, New York, NY, 10111, Attention: Steven H. Goldberg, Esq. and Asim Grabowski Shaikh, Esq., Email: sgoldberg@bakerlaw.com, agrabowskishaikh@bakerlaw.com; or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three (3) days after the date mailed, if otherwise given by first class mail, postage prepaid.

8.2    Severability and Governing Law; Forum. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws principles. Any proceeding arising out of or relating to this Agreement or the Transactions shall be brought only in federal courts located in Washington County, Utah except that any action for equitable relief, including specific performance or injunctive relief, and any action to enforce any judgment may be brought in any court of competent jurisdiction. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.

8.3    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.4    Amendments, Waivers. This Agreement and the attached schedules may be amended, modified or (except as expressly provided in Section 4.3(g), Section 5.1 and Section 5.2) waived only with the written consent of the Purchaser and the Seller Representative. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.5    Expenses. Except as set forth in Section 1.10, all legal, financial, accounting and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided that nothing in this Section 8.5 shall be deemed to limit the indemnifiable Losses to which a party is entitled pursuant to ARTICLE 6.

8.6    Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by Seller or by the Seller Representative (other than to a successor Seller Representative in accordance with Section 8.18) without the prior written consent of the Purchaser, and may not be assigned by the Purchaser without the prior written consent of the Seller Representative, except that (a) the indemnification and other rights hereunder of the Purchaser may be assigned (without such consent) to any bank or other Person which is or becomes a lender to the Purchaser or any of its Affiliates or any of its or their successors and assigns, and (b) the rights and obligations of the Purchaser under this Agreement may be assigned (without such consent) to any of its Affiliates or to any Person acquiring, directly or indirectly, a material portion of the assets, business or securities of the Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

8.7    Entire Agreement. This Agreement, together with the attached schedules, contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

8.8    Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.9    Further Assurances. Following the Closing, Seller will execute and deliver to the Purchaser such documents and take such other actions as the Purchaser may reasonably request in order to fully consummate the Transactions. Without limiting the foregoing, Seller agrees to promptly take all actions (i) reasonably necessary to allow the Purchaser to obtain and disclose all audited and unaudited financial statements of the Seller required to be disclosed by the Purchaser or its Affiliates under federal securities laws, (ii) reasonably necessary to allow the Purchaser to obtain and disclose and provide all supporting materials and representations requested by the Purchaser’s (or its Affiliates’) independent auditors, including without limitation any representation letter requested by such auditors from Seller, and (iii) reasonably requested by the Purchaser or any of its Affiliates in furtherance of the foregoing.

8.10    Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

8.11    Construction of Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8.12    Schedules. All schedules to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. The Disclosure Schedule shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement.

8.13    Release. Effective as of the Closing, Seller hereby irrevocably, voluntarily and unconditionally releases, acquits and forever discharges the Purchaser and its Affiliates and the Purchaser’s and each such Affiliate’s officers, employees, managers, members, agents, equity holders, controlling persons, representatives and advisors (collectively, the “Releasees”) from any and all actions, charges, complaints, claims, liabilities, obligations, promises and causes of action of every kind, nature or description whatsoever, known or unknown, (the “Claims”) that Seller has, ever had, or may have against any of the Releasees, except for Seller’s rights under this Agreement or any other document entered into by Seller in connection with the Transactions.

8.14    Remedies. Notwithstanding anything to the contrary, except as otherwise expressly set forth in Section 6.9, the rights and remedies of the Purchaser Indemnified Parties or the Seller under this Agreement or relating to any of the Transactions, whether set forth in this Agreement or under applicable law (including rights and remedies for (x) fraud or intentional misrepresentation, (y) breach of representations and warranties, and (z) breach of covenants, whether to be performed prior to, at or after the Closing) are cumulative and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

8.15    Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

8.16    References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

8.17    Interpretation. Where the word “including” or the “includes” is used in this Agreement, it means “including (or includes) without limitation.” Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

8.18    Seller Representative.

(a)    Seller hereby irrevocably appoints the Seller Representative as its representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of Seller with respect to the Transactions, and to act on behalf of Seller in any amendment of or litigation involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power:

(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Seller to consummate the Transactions;

(ii)    to negotiate, execute or deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted in connection with the consummation of the Transactions (it being understood that Seller shall execute and deliver any such document which Seller Representative agrees to execute);

(iii)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement;

(iv)    to take all actions that under this Agreement may be taken by the Seller and to do or refrain from doing any further act or deed on behalf of the Seller that Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Seller could do if personally present;

(v)    to take all actions in connection with the review, negotiation, dispute and agreement with respect to the Closing Purchase Price under Section 1.7;

(vi)    to take any and all actions, make any and all decisions and determinations (including settlement decisions) and other actions under and pursuant to ARTICLE 6 and the Escrow Agreement (including authorizing the disbursement of funds thereunder); and

(vii)    any and all actions required or permitted to be taken by the Seller Representative under this Agreement or the Escrow Agreement with respect to any claims (including the defense and settlement thereof) made by a Purchaser Indemnified Party under Section 6.3 (including the exercise of the power to (x) authorize the delivery of any or all of the Escrow Fund to a Purchaser Indemnified Party in satisfaction of claims by a Purchaser Indemnified Party, (y) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and (z) take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing).

Seller shall be bound by all such actions taken by the Seller Representative. The Seller Representative shall not be liable to the Seller for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Seller Representative of the Seller Representative’s duties or the exercise of its rights under this Agreement or the Escrow Agreement, except in the case of its bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. No bond shall be required of the Seller Representative. The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Seller Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment hereof or thereof on behalf of Seller and its respective successors and assigns. In all matters relating to the Escrow Fund, the Seller Representative shall be the only party entitled to assert the rights of the Seller.

(b)    This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of Seller. This power of attorney may be exercised by Seller Representative with the single signature of Seller Representative acting as attorney-in-fact for Seller.

(c)    Seller hereby forever releases and discharges Seller Representative from any and all liability which may arise in connection with Seller Representative’s performance in good faith and any acts or omissions which Seller Representative takes on behalf of Seller in accordance with the terms of this limited power of attorney or otherwise in accordance with this Agreement, except in the case of bad faith or willful misconduct of Seller Representative.

(d)    Seller Representative is authorized to act on behalf of the Seller, and Purchaser shall be entitled to rely on any and all action taken by Seller Representative without any liability to, or obligation to inquire of, the Seller. Purchaser is expressly authorized to rely on the genuineness of the signature of Seller Representative and, upon receipt of any writing which reasonably appears to have been signed by Seller Representative, Purchaser may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e)    After the Closing, the Seller Representative may resign at any time by giving thirty (30) days’ notice to Purchaser and the Seller; provided, however, that such resignation shall not be effective unless and until a successor Seller Representative has been appointed and accepts such position under the terms hereof and of the Escrow Agreement. In such event, the Seller Representative shall appoint its successor, which successor must be reasonably acceptable (x) to Purchaser and (y) the Seller. After the Closing if the Seller Representative dies or is otherwise unable to perform his obligations under this Agreement or, in the case of a Seller Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the successor Seller Representative shall be selected by Seller, which successor must be reasonably acceptable to Purchaser. The Seller Representative shall have reasonable access to the books and records and other information about the Seller and its assets, business and financial condition and the reasonable assistance of Seller’s officers and employees for purposes of performing its duties and exercising its rights hereunder and under the Escrow Agreement, provided that the Seller Representative shall treat confidentially and not disclose any nonpublic information from or about Seller (except on a need to know basis to individuals who agree to treat such information confidentially) except as appropriate or necessary in any litigation, arbitration or other proceeding by or against it in connection with this Agreement or the Escrow Agreement or the Transactions.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

SELLER:
GO FIBER LLC
By: /s/ Kelly Nyberg
Name: Kelly Nyberg Title: Manager

PURCHASER:
FIF ST. GEORGE, LLC
By: /s/ Steven McGhie
Name: Steven McGhie
Title: President & Chief Executive Officer
SELLER REPRESENTATIVE:
/s/ Kelly Nyberg

Signature Page – Go Fiber Asset Purchase and Contribution Agreement

Schedule I
Defined Terms

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Acquisition Consideration” means (i) the Base Purchase Price, (ii) plus the amount, if any, by which the Net Working Capital exceeds the Target Working Capital, or minus the amount, if any, by which the Net Working Capital is less than the Target Working Capital. The Acquisition Consideration shall be finally determined in accordance with Section 1.7.

“Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“AWI Spectrum Purchase Price” means $800,000.

“AWI Spectrum Purchase Share” means $16,000.

“Balance Sheet Date” shall have the meaning set forth in Section 2.6.

“Base Purchase Price” means $6,000,000.

“Benefit Plans” shall have the meaning set forth in Section 2.25(a).

“BOC” means Boston Omaha Corporation, a Delaware corporation.

“BOC Common Units” shall have the meaning set forth in Section 3.5.

“Breach of Rep Claims” shall have the meaning set forth in Section 6.9.

“Business” means the business of Seller as currently conducted.

“Business Intellectual Property” means Intellectual Property owned or used in the Business by Seller.

“Business Software” means all software developed for, developed by or owned by Seller in connection with the Business, including all enhancements, versions, releases and updates of such software, but excluding products incorporated therein which are licensed to Seller by third parties.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Closing” shall have the meaning set forth in Section 1.6

“Closing Date” shall have the meaning set forth in Section 1.6.

“Closing Purchase Price” means ~83.33% of the Acquisition Consideration. The Closing Purchase Price shall be finally determined in accordance with Section 1.7.

“Closing Purchase Price Certificate” shall have the meaning set forth in Section 1.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” shall have the meaning set forth in Section 2.25(d).

“Common Units” means the common units of the Purchaser as set forth in the Purchaser LLC Agreement.

“Communications Laws” means the federal Communications Act of 1934, as amended (codified in 47 U.S.C.), and the rules and published policies of the FCC promulgated thereunder.

“Contaminant” shall have the meaning set forth in Section 2.12(i).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Area” means (i) anywhere in the United States, and (ii) anywhere else in the world where Seller does business or plans to do business as of the Closing.

“Covered Business” means (i) the Business, and (ii) any other business in which Seller is engaged or planning to engage as of the Closing.

“COVID-19” means the Coronavirus Disease 2019, or any similar or related disease caused by the SARS-CoV-2 virus, or any strand, mutation or evolution thereof.

“COVID-19 Aid” means any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any of the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar law enacted or promulgated in response to or in connection with COVID-19, including any amendments thereto.

“Customer” shall have the meaning set forth in Section 2.16.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to residential and commercial customers of the Business, including, as applicable, current address, service address, customer contact history, service history, payment history, information relating to services purchased and billing information.

“Data Agreements” means all Contracts containing provisions involving data privacy, data security, or data breach notification to which the Business is bound.

“Data Laws” means any applicable Legal Requirements or industry self-regulatory principles, including the following data protection and privacy laws: (i) the California Consumer Privacy Act of 2018, as amended, including any regulations promulgated thereunder; and (ii) the Payment Card Industry Data Security Standard and each applicable Cardholder Information Security Program.

“Data Policies” means all internal and external written policies, notices and procedures of the Seller regarding privacy, data security, and the storage, collection, transfer (including cross-border transfers), disclosure, use or processing of Personal Information.

“Data Requirements” means, collectively, all Data Laws, Data Agreements, and Data Policies.

“Data Security Incident” means (i) any breach of security of IT Assets; or (ii) any unauthorized access to the Personal Information or confidential information in the possession, custody or control of Seller.

“Disabling Code” shall have the meaning set forth in Section 2.12(i).

“Disclosure Schedule” means disclosure schedules qualifying the applicable representations and warranties in ARTICLE 2 that are specified in such disclosure schedules

“Dispute Notice” shall have the meaning set forth in Section 1.7(b).

“Environmental Liability” means any liability or obligation, whether or not within the knowledge of the Seller, attaching to the Purchaser, the Acquired Assets or the Business as a result of any hazardous substance that was or may have been discharged on or released from any of the premises formerly or currently owned, leased, occupied or operated by the Seller, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.

“ERISA” shall have the meaning set forth in Section 2.25(a).

“Escrow Agreement” shall have the meaning set forth in Section 1.5(b)(i).

“Escrow Agent” shall have the meaning set forth in Section 1.5(b)(i).

“Escrow Amount” means an amount, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement and released pursuant to the Escrow Agreement, equal to the sum of (i) the Indemnification Escrow Amount and(ii) the Special Escrow Amount.

“Estimated Acquisition Consideration” means the Acquisition Consideration as shown on the Estimated Closing Purchase Price Certificate and approved by the Purchaser.

“Estimated Closing Purchase Price” means the Closing Purchase Price as shown on the Estimated Closing Purchase Price Certificate subject to any adjustments by, and approval of, the Purchaser.

“Estimated Closing Purchase Price Certificate” shall have the meaning set forth in Section 1.5.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“FCC” means the U.S. Federal Communications Commission or any successor Governmental Entity.

“FCC Consent” means the FCC’s initial consent to the assignment or transfer of control of each of the FCC Licenses to Purchaser or its Affiliate.

“FCC Licenses” shall have the meaning set forth in Section 2.19(a).

“Financial Statements” shall have the meaning set forth in Section 2.6.

“Final Order” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any court or administrative agency or by the FCC is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for rehearing, reconsideration or review has expired (or if any such appeal, request, petition or similar document has been filed, the FCC action has been upheld in a proceeding pursuant thereto and no additional rehearing, review or reconsideration may be sought).

“Fundamental Representations” mean the representations and warranties contained in any of Sections 2.1, 2.3(a), 2.5, 2.7, 2.11, 2.17, 2.18, 2.19, 2.21, and 2.28.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Contract” shall have the meaning set forth in Section 2.18(f).

“Governmental Entity” means any: (i) foreign, federal, state or local government, court, tribunal, agency, commission or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental entity exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indebtedness” means, with respect to Seller, all accrued but unpaid principal, interest, fees, premiums, expenses and other obligations of Seller, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, in respect of, (i) indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” and contingent payments (other than current liabilities in the Ordinary Course of Business included within Net Working Capital); (iv) commitments or obligations by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (vi) all obligations as lessee under capital leases; (vii) outstanding indebtedness of third parties (whether or not Seller has assumed or become liable for the payment of such obligations) secured by Liens on the assets of Seller; (viii) guarantees and similar obligations of indebtedness of any third party; and (ix) obligations under bankers acceptances and overdrafts.

“Indemnified Party” shall have the meaning set forth in Section 6.5.

“Indemnifying Party” shall have the meaning set forth in Section 6.5.

“Indemnification Escrow Amount” means an amount equal to $240,000.

“Indemnification Escrow Fund” means at any time an amount equal to the portion of the Indemnification Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“Independent Accounting Firm” shall have the meaning set forth in Section 1.7(c).

“Infowest Purchase Agreement” means the Asset Purchase and Contribution Agreement between Infowest, Inc., a Utah corporation and Purchaser dated the same date as this Agreement.

“Intellectual Property” means all intellectual property rights of every kind including all: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and entity names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) computer software, firmware, data, databases and documentation thereof; (v) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware, databases or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography; and (viii) goodwill associated with any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 2.6.

“IP Licenses” shall have the meaning set forth in Section 2.12(b).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and associated documentation (excluding any public networks).

“knowledge of the Seller” or any similar phrase means (i) the actual knowledge of Kelly Nyberg, Randy Cosby, Cassidy Larson, and Jackie Dearden and (ii) the knowledge they each would acquire after a reasonable investigation of the subject matter being represented.

“Leased Real Property” shall have the meaning set forth in Section 2.10.

“Legal Requirements” means all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, licenses, permits, writs, codes, injunctions, rulings and policies.

“Liens” shall have the meaning set forth in Section 1.1.

“Local Government Entity” means any subdivision of a state, whether incorporated or unincorporated and regardless of how designated, including but not limited to any city, county, town, township, borough, or village.

“Losses” shall have the meaning set forth in Section 6.3.

“Material Contracts” shall have the meaning set forth in Section 2.9.

“Material Supplier” means the Seller’s top twenty (20) Suppliers by amount purchased during the twelve-month period ended as of the date of the Closing.

“NDA” means that certain Non-Disclosure Agreement dated January 25, 2021, by and between Fiber is Fast, LLC and Seller.

“Net Working Capital” means an amount equal to the sum of (a) the aggregate value of the current assets of the Seller, including, but not limited to, (i) accounts receivable, (ii) accrued revenue to the extent not reflected in accounts receivable and (iii) useable and transferable prepaid expenses and deposits included in the Acquired Assets minus (b) the aggregate value of the current liabilities of the Seller, including but not limited to, (x) accounts payable and (y) deferred revenue, in each case, calculated as of 11:59 p.m. on the day immediately prior to the Closing Date, in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year without taking into account the Transactions.

“Noncompetition Period” means the period commencing as of the Closing and ending as of the five-year anniversary of the Closing.

“Nonsolicit Period” means the period commencing as of the Closing and ending as of the three-year anniversary of the Closing.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business materially consistent with past custom and practice (including with respect to quantity and frequency) or with the business plan, of such Person.

“Owned Real Property” shall have the meaning set forth in Section 2.10.

“Owners” shall have the meaning set forth in the preamble to this Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Permits” shall have the meaning set forth in Section 2.17.

“Permitted Lien” shall have the meaning set forth in Section 2.11.

“Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

“Personal Information” means any data defined as “personal information” or “personal data” under Data Laws, including financial information, protected health information or other confidential information regarding or relating to any Person, including, without limitation, any customers, prospective customers, employees and/or other third parties.

“Post-Closing Action” shall have the meaning set forth in Section 4.13.

“Pole Attachment Agreements” shall have the meaning set forth in Section 2.9.

“Public Company” shall have the meaning set forth in Section 4.7.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 6.3.

“Purchaser LLC Agreement” shall have the meaning set forth in Section 5.1.

“Real Estate Leases” shall have the meaning set forth in Section 2.10.

“Real Property” shall have the meaning set forth in Section 2.10.

“Regulatory Fees” means all charges, fees, levies, penalties, additions or other assessments imposed or collected by a Governmental Entity (including any contractor thereto) and includes without limitation any interest, penalties or additions attributable thereto; provided that, for the avoidance of doubt, “Regulatory Fees” shall not include Taxes.

“Regulatory Filings” means all reports, notices, information statements filed with or furnished to a Governmental Entity (including any contractor thereto) and includes without limitation the FCC Form 499 filed with the Universal Service Administrative Company; provided that, for the avoidance of doubt, “Regulatory Filings” shall not include Tax Returns.

“Required Consents” shall have the meaning set forth in Section 2.3.

“Rollover Amount” means an amount that equals ~16.66% of the Estimated Acquisition Consideration.

“Rollover Units” means a number of Common Units of Purchaser issued to Seller at Closing that equals the Rollover Amount.

“Schedule I” shall have the meaning set forth in the Introduction of this Agreement.

“Securities Act” shall have the meaning set forth in Section 2.34.

“Seller Bonuses” means (i) all bonuses (whether or not accrued) paid or payable to any current or former employee, consultant, officer or director of Seller in respect of periods prior to or as of the Closing, (ii) all payment obligations (whether or not accrued) of Seller in respect of options, warrants, phantom equity and equity appreciation rights, and (iii) all employment and withholdings Taxes associated with the foregoing payments contemplated by clauses (i) and (ii).

“Seller Expenses” means the aggregate fees, costs, expenses and obligations incurred by the Seller Representative or the Seller in connection with the process of selling the Business generally or the Transactions, including all Seller Bonuses.

“Seller Representative” shall have the meaning set forth in the preamble to this Agreement.

“Special Escrow Amount” means an amount equal to $60,000.

“Special Escrow Funds” means at any time an amount equal to the portion of the Special Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“State Regulator” means any state public service or state public utility commission.

“Supplier” shall have the meaning set forth in Section 2.16.

“Target Working Capital” means $65,000.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including without limitation, income, excise, property, abandoned property, escheat, sales, use, transfer, franchise, privilege, payroll, withholding, value-added, social security, employment, customs, duties, or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Allocation” shall have the meaning set forth in Section 4.3.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

“Third Party Claim” shall have the meaning set forth in Section 6.5.

“Transactions” shall have the meaning set forth in the Introduction of this Agreement.

“Transferred Communications Licenses” shall have the meaning set forth in Section 2.19(a).

“Transferred Employee” means each employee of Seller or its Affiliates who commences employment with Purchaser or an Affiliate thereof, whether upon or following the Closing.

“Value per Rollover Unit” means the “Put/Call Price” (as such term is defined in the Purchaser LLC Agreement) as of the date of the event requiring valuation.